Exhibit 10.72

DEVELOPMENT AGREEMENT

THIS DEVELOPMENT AGREEMENT, made and entered into this 30th day of June, 2014, by and between BR T&C BLVD., LLC, a Delaware limited liability company (hereinafter referred to as “Owner”), and MAPLE MULTI-FAMILY OPERATIONS, L.L.C., a Delaware limited liability company (hereinafter referred to as “Developer”).

WITNESSETH:

WHEREAS, Owner is the owner of those certain tracts or parcels of land located lying and being in Houston, Texas and being more particularly described on Exhibit A attached hereto and by this reference made a part hereof (the “Property”);

WHEREAS, Owner is desirous of engaging Developer as an independent contractor for the purpose of performing the Development Work (defined herein) upon the terms, conditions and covenants herein described; and

WHEREAS, Developer is desirous of performing the Development Work as an independent contractor of Owner.

NOW, THEREFORE, for and in consideration of the above premises and the mutual promises, obligations and agreements contained herein, Owner and Developer, intending to be legally bound, do hereby agree as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, (i) in the case of an individual, any relative of such Person (i.e. a sibling of such Person, a descendant of such Person or any of such Person’s siblings, or the spouse of any of them) and (ii) any Entity controlling, controlled by or under common control with such Person.

“Agreement” shall mean this Agreement, together with all exhibits attached hereto, as amended from time to time.

“Architect” shall mean EDI International.

“Architect’s Contract” shall mean the architect’s contract entered into by Owner and Architect providing for the development of the plans, drawings and specifications for the Project and contract administration for the construction of the Project.

“BR Investor” shall mean BR T&C BLVD JV Member, LLC, a Delaware limited liability company.

“Budget Category” shall mean the line item categories of costs and/or expenses set forth in the Development Budget.

“Business Day” means a day which is not a Saturday or Sunday or a legally recognized public holiday in the United States of America, the State of Texas or the State of New York.

“Completion Date” shall mean, with respect to the Development Work, the date upon which the last of the following shall have occurred: (i) the Architect has certified that the construction of the Project has been substantially completed in accordance with the Plans and Specifications (subject to completion of punch list items estimated to cost not more than

$200,000); and (ii) a certificate of occupancy has been issued with respect to the Project by the City of Houston.

“Completion Milestones” means, for each of the phases of the Project identified in the table below, the date for such phase set forth in the table below, as extended for delays resulting from Force Majeure of which Developer promptly notifies Owner:

Begin basement level concrete pours	July 29, 2015
Begin framing residential units	February 24, 2016
Delivery of first residential unit	September 9, 2016
All residential units	May 22, 2017

“Construction Contract” shall mean that certain Owner-Contractor Construction Agreement between the Owner and Contractor for the construction of the Project, as may be modified from time to time.

"Construction Lender" shall mean Compass Bank.

"Construction Loan" shall mean that certain loan in the amount of $57,000,000 provided to Owner by the Construction Lender and other lenders, secured by the Project, for the purpose of financing the construction of the Project.

“Construction Recoveries” shall mean all recoveries from subcontractors, suppliers, insurers and similar Persons in respect of construction warranty obligations, construction defects or similar claims.

“Contractor” shall mean Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company, or such other successor general contractor(s) as may be retained by Owner from time to time to construct the Project.

“Debt Service” shall mean, for any period, scheduled principal, interest and other required payments (including any required loan rebalancing or remargining payments, except to the extent that such loan rebalancing is required by the Construction Lender as a result of a Hard Cost Overrun or Soft Cost Overrun) owing on the Construction Loan or any other loan to the Owner.

“Developer” shall have the meaning set forth in the Preamble.

“Development Budget” shall mean the budget of all expenses estimated and projected to be incurred with respect to the planning, design, development, construction and operations to stabilization of the Project attached hereto as Exhibit D, as such budget may, from time to time, be amended by the mutual consent of Owner and Developer or to allow for reallocation of line items by Developer in accordance with Section 4.2 of this Agreement.

“Development Consultant” shall mean the development consultant selected by BR Investor to the extent contemplated in the LLC Agreement to monitor and review, on behalf of Owner, at Owner’s expense, the construction and development of the Project. For avoidance of doubt, if BR Investor fails to select a Development Consultant, then there shall be no Development Consultant and all references to the Development Consultant in this Agreement shall be ignored.

“Development Costs” shall mean all costs (both hard costs and soft costs) incurred in connection with the Development Work.

“Development Fee” shall mean the fee payable by Owner to Developer pursuant to the provisions of Section 11.1 of this Agreement with respect to the Development Functions.

“Development Functions” shall mean those obligations, responsibilities and functions of Developer set forth in this Agreement.

“Development Period” shall mean the period commencing on the date hereof and terminating on the date upon which Final Completion is achieved.

“Development Work” shall mean the work described in the Plans and Specifications.

“Development Work Control Report” shall have the meaning set forth in Section 6.2.2 hereof.

“Discretionary Changes” shall mean any modifications or changes that the Members of Owner agree to make to the Plans or the Project (and any applicable corresponding changes to the Development Budget) that (i) are not required to complete the construction of the Project as originally contemplated by the Plans and Specifications and (ii) are not necessitated by deficiencies in the Plans and Specifications or government-mandated revisions of the Plans and Specifications or the Project (except government-mandated revisions resulting from changes in building codes or other applicable laws after the date of this Agreement). Discretionary Changes include, for example, upgrades/downgrades of interior or exterior finishes, additional/fewer Project amenities, and increases/decreases in square footage.

“Draw Request” shall mean a drawing request on the Construction Loan submitted to the Construction Lender.

“Event of Default” shall mean any one or more of the events described in Section 12.2 or 12.3 of this Agreement.

“Final Completion” shall mean achievement of the conditions for the final payment to the Contractor under the Construction Contract.

“Force Majeure” shall mean acts of God, war, riots, civil insurrections, hurricanes, tornados, floods, earthquakes, epidemics or plagues, acts or campaigns of terrorism or sabotage, interruptions to domestic or international transportation, trade restrictions, delays caused by any governmental or quasi-governmental entity, shortages of materials, natural resources or labor, labor strikes, governmental prohibitions or regulations including administrative delays in obtaining building permits, inability to obtain materials or any other cause beyond the reasonable control of the Developer.

“Hard Cost” shall mean all items under the category heading “Hard Cost” in the Development Budget.

“Hard Cost Overrun” shall mean, from time to time, the amount by which (i) the aggregate Hard Costs incurred in connection with the development and construction of the Project as of the date of measurement, excluding Hard Costs relating to Force Majeure Events or Discretionary Changes, exceed (ii) the sum of (A) the portion of the Development Budget allocated to Hard Costs (after any reallocation among line items within the Development Budget allowed by this Agreement), including the available Hard Cost contingency in the Development Budget, (B) Construction Recoveries applied to payment of Hard Costs and (C) all insurance proceeds collected as a result of casualty losses occurring prior to the Completion Date to the extent applied to payment of Hard Costs. Hard Cost Overruns include, without duplication, loan rebalancing payments required by the Construction Lender in connection with the Construction Loan, but only to the extent that such loan rebalancing payments are required by the Construction Lender as a result of an actual or projected Hard Cost Overrun not relating to Force Majeure Events or Discretionary Changes. Hard Cost Overruns also include overruns resulting from Non-Discretionary Changes but not overruns resulting from Discretionary Changes.

“Indemnified Party” shall mean, when used with respect to a Person, (i) any Affiliate of such Person, (ii) any Person who holds a direct or indirect ownership interest in such Person or in any such Affiliate, (iii) the respective officers, directors, trustees, beneficiaries, investment advisors, licensees, agents and employees of such Person, any Affiliate of such Person or any Person who holds a direct or indirect ownership interest in such Person or in any such Affiliate and (iv) the respective successors (other than by assignment) of any Indemnified Affiliate.

“Key Persons” shall mean Kenneth J. Valach, Sean Rae and Scot Davis.

“LLC Agreement” shall mean that certain Limited Liability Company Agreement of the Owner dated June 30, 2014, as the same may be amended from time to time.

“Mandatory Developer Cost Overrun Loan” shall have the meaning set forth in Section

4.4. hereof.

“Members” shall mean the members of the Owner as identified in the LLC Agreement.

“Monthly Draw Package” shall have the meaning set forth in Section 6.2.1 hereof.

“Monthly Financial Reporting Package” shall have the meaning set forth in Section 6.2.3 hereof.

“Monthly Reports” shall have the meaning set forth in Section 6.2 hereof.

“Non-Discretionary Changes” shall mean any modifications or changes that the Owner is required to make to the Plans and Specifications or to the Project (other than Discretionary Changes), except a government-mandated modification or change resulting from changes in building codes or other applicable laws after the date of this Agreement. Non-Discretionary Changes include, for example, changes to the Plans and Specifications or the constructed portions of the Project to correct design or construction deficiencies or to implement government-mandated revisions not resulting from changes in building codes or other applicable laws after the date of this Agreement, or Contractor claims under the Construction Contract for increased compensation due to errors or inconsistencies in the Plans and Specifications, concealed conditions, delays or other reasons, in any such case unless resulting from a Force Majeure Event.

“Owner” shall have the meaning set forth in the Preamble.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, real estate investment trust, unincorporated association, joint stock company or other entity or association, including any governmental unit.

“Plans and Specifications” shall mean the plans and specifications with respect to the Project more particularly described on Exhibit C attached hereto and by reference made a part hereof, as such plans and specifications may, from time to time, be modified by the mutual consent of Owner and Developer or by Developer in accordance with Section 3.2.3 of this Agreement.

“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “prime rate” and, if the prime rate is no longer published by The Wall Street Journal, a rate of interest which is a reasonable substitute therefor as mutually agreed to by Owner and Developer.

“Project” shall mean the apartment project and associated site work intended to be completed upon the Property as a result of the Development Work.

“Project Development Schedule” shall mean the schedule for development of the Project attached as Exhibit E, as such schedule may, from time to time, be amended in accordance with this Agreement.

“Property” shall have the meaning set forth in the Recitals.

“Soft Cost(s)” shall mean all items under the category heading “Soft Cost” in the Development Budget. Soft Costs include, without limitation, architectural and engineering fees and legal fees.

“Soft Cost Overrun” shall mean, from time to time, the amount by which (i) the aggregate Soft Costs incurred in connection with the development and construction of the Project as of the date of measurement, excluding Soft Costs relating to Force Majeure Events, property taxes (unless attributable to failure to achieve the Completion Milestones), Debt Service (unless attributable to failure to achieve the Completion Milestones), Discretionary Changes and/or operating deficits of the Project (unless attributable to failure to achieve the Completion Milestones), exceed (ii) the sum of (A) the portion of the Development Budget allocated to Soft Costs (after any reallocation among line items within the Development Budget allowed by this Agreement), including the available Soft Cost contingency in the Development Budget, (B) Construction Recoveries applied to payment of Soft Costs and (C) all insurance proceeds collected as a result of casualty losses occurring prior to the Completion Date to the extent applied to payment of Soft Costs. Soft Cost Overruns include, without duplication, loan rebalancing and remargining payments required by the Construction Lender in connection with the Construction Loan, but only to the extent that such Construction Loan rebalancing or remargining payments are required by the Construction Lender as a result of an actual or projected Soft Cost Overrun not relating to Force Majeure Events, property taxes (unless attributable to failure to achieve the Completion Milestones), Debt Service (unless attributable to failure to achieve the Completion Milestones), Discretionary Changes and/or operating deficits of the Project (unless attributable to failure to achieve the Completion Milestones). Soft Cost Overruns includes overruns resulting from Non-Discretionary Changes but excludes overruns resulting from Discretionary Changes.

“Specialists and Consultants” shall have the meaning set forth in Section 3.2.1(a) hereof. “TCR Member” shall mean HCH 106 Town and County L.P.

ARTICLE 2
ENGAGEMENT OF DEVELOPER

2.1           Engagement. Owner hereby engages Developer as the exclusive development manager with respect to the Development Work during the Development Period, for the purpose of managing, arranging, supervising and coordinating the planning, design, permitting, scheduling, construction and completion of the Development Work, all in accordance with and subject to the terms, conditions and limitations herein set forth. Developer hereby accepts such engagement and hereby agrees to diligently perform the Development Functions hereunder. Developer further agrees to apply commercially reasonable business practices in the performance of the Development Functions and to comply with all laws and regulations applicable to its activities in carrying out the Development Functions.

2.2           Relationship. With respect to Owner, Developer shall at all times be an independent contractor. No provision hereof shall be construed to constitute Developer or any of its officers or employees as an employee or employees of Owner, nor shall any provision of this Agreement be construed as creating a partnership or joint venture between Developer and Owner. Neither Owner nor Developer shall have the power to bind the other party except pursuant to the terms of this Agreement. This Agreement is not intended to provide or create any agency relationship between Owner and Developer, and Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever, except as expressly provided herein, and Developer agrees that it shall not hold itself out as having authority to act on behalf of Owner in any manner, except as expressly provided herein.

ARTICLE 3
RESPONSIBILITIES OF DEVELOPER

3.1           General Responsibility. Developer’s general responsibility hereunder as Owner’s development manager shall be to manage, arrange, supervise and coordinate, in all respects, the planning, design, construction, leasing, and completion of the Development Work.

3.2           Development Functions. In discharging its general responsibility hereunder with respect to the Development Work, Developer shall perform and discharge the specific responsibilities set forth in this Section 3.2, subject to the terms of this Agreement.

3.2.1           Pre-Development Phase. During the pre-development phase of the Development Work, Developer’s responsibilities will include, without limitation, the following, to the extent not previously completed:

(a)          To the extent required for functions not handled by the previously-retained Specialists and Consultants identified on Exhibit B, recommending to Owner planning, architectural, engineering, interior design and other specialists and consultants for the Development Work (collectively, the “Specialists and Consultants”), coordinating the process for the selection by Owner of such Specialists and Consultants for the Development Work (including a competitive bidding process, if requested by Owner), reviewing and analyzing proposals from such Specialists and Consultants, and, following approval thereof by Owner, preparation and/or review and evaluation of proposed contracts between Owner and such Specialists and Consultants and the negotiation of such proposed contracts (it being understood that all such contracts shall be signed by Owner and, therefore, are subject to Owner’s prior approval);

(b)          Assisting Owner in establishing the design criteria of the Development Work;

(c)          Supervising the preparation of boundary and topographic surveys of the Property or applicable portions thereof;

(d)          Supervising the preparation of environmental site assessments and geotechnical reports of the Property to the extent not yet prepared by or on behalf of Owner by Developer;

(e)          Supervising the preparation of site plans showing the location of roads, utilities, buildings, parking areas and other improvements to be constructed in connection with the Development Work;

(f)          Analyzing the entitlements required for the proposed Project including zoning, parking requirements, traffic studies, site plan approvals, wetlands permits, DOT access permits, resubdivision requirements, offsite improvements, environmental approvals, etc.;

(g)          If applicable, analyzing major tenant restrictions in the supplemental agreements, leases, and other documents pertaining to the Project; and

(h)          Assessing the potential tenants, rents, leasing pace, tenant concessions, and other enticements to tenants.

3.2.2       Design Development Phase. During the design development phase of the Development Work, Developer’s responsibilities will include, without limitation, the following, to the extent not previously completed:

(a)          Securing, on Owner’s behalf, the necessary entitlements to construct the proposed Project (all such entitlements and terms thereof subject to Owner’s prior written approval);

(b)          Reviewing, commenting on and coordinating changes in preliminary design and working drawings, specifications and site plans that are requested by Owner or Development Consultant;

(c)          Working with Owner, Development Consultant, the Architect and the other Specialists and Consultants to enhance compatibility of architectural drawings with other elements of the Development Work such as interior design;

(d)          Obtaining cost estimates from Specialists and Consultants and/or contractors and preparing revisions to the Development Budget for the construction phase in light of design development;

(e)          Advising Owner and Development Consultant with respect to preferred construction methods;

(f)          With the Architect and other appropriate Specialists and Consultants, undertaking cost analysis, value engineering and constructability reviews for the Project and evaluating design alternatives;

(g)          Administering and overseeing the selection by Contractor of major subcontractors as appropriate for construction of the Project; and

(h)          Obtaining, directly or through Contractor, on behalf of Owner all building, development, and other permits and governmental approvals necessary to commence construction of the Development Work.

3.2.3       Construction Phase. Once construction of the Development Work commences, Developer will serve as a general construction consultant, and Developer’s responsibilities with respect to the Development Work will include, without limitation, the following:

(a)          Making visits to the job site as and when necessary to perform its obligations pursuant to, and in accordance with, the terms of this Agreement and to review the work and progress of construction with Contractor and with the Architect and the other Specialists and Consultants, including, without limitation, observing Contractor’s final testing, start-up and initial operation (which initial operation shall be in good working order) of all utilities, operational systems and equipment. Developer shall oversee the testing and delivery of all building systems in consultation with Owner to ensure complete working operation prior to acceptance by Owner;

(b)          Consulting with Owner and Development Consultant regarding proposed changes and modifications to the Plans and Specifications which are material in nature (i.e. which will result in increases to the development costs for the Project of more than

$75,000 per change, and $200,000 on a net aggregate basis); obtaining Owner’s written approval for any material changes and modifications to the Plans and Specifications as a condition of implementation of such changes and modifications (provided, however, that for any changes and modifications that do not reach the $75,000/$200,000 levels described above, Developer may implement such changes and modifications at its discretion, with no requirement for Owner’s approval); and coordinating issuance of change orders if and when changes and modifications as described above are approved in writing by Owner (if required), Contractor, and other necessary parties;

(c)          Responding promptly (and in writing if requested) to any questions from Owner and/or Development Consultant regarding the work or progress of construction, construction methods, scheduling, and the like;

(d)          Coordinating the turnover of portions of the Development Work as and when the same are completed, including performing walk-throughs to identify punch list items and timely ensuring the follow through completion of all such punch list items;

(e)          Coordinating, overseeing and managing all efforts by all appropriate parties to complete the Development Work, such efforts to include, without limitation, assisting in the scheduling of inspections and the preparation and timely disposition of all punch lists;

(f)          Coordinating, overseeing and managing all efforts by all appropriate parties to timely complete the punch list items identified by Development Consultant, Owner, Architect, Specialists and Consultants, Contractor and Developer;

(g)          Managing compliance by Contractor with the Construction Contract, including without limitation monitoring compliance with the Project Development Schedule all provisions thereof related to the insurance responsibilities of Contractor and its subcontractors;

(h)         Causing the Contractor to maintain at the Project site for Owner and Development Consultant (i) one record copy of all contracts, drawings, specifications, addenda, change orders and other modifications, in good order and marked currently in readable form to record changes and selections made during construction, and in addition, approved shop drawings, product data, samples and similar required submittals and (ii) record of principal building layout lines, elevations of the bottom of the footings and key site elevations;

(i)          Facilitating and implementing in an expeditious manner all close-out duties to complete the Development Work;

(j)          Obtaining, or causing the Contractor to obtain, on behalf of Owner, a permanent certificate of occupancy (or other appropriate and necessary governmental permission to occupy) with respect to the portions of the Project which will require the same;

(k)          Obtaining all final warranties (and all related documentation), to the extent provided for in the Construction Contract, from Contractor and any subcontractors with respect to the Development Work and construction of the Project and all materials provided in connection therewith for the benefit of Owner; and

(l)          Subject in all cases to the approval of the Owner and the Construction Lender under the Construction Loan, facilitating and implementing the process of submitting Draw Requests for approvals, collecting and providing all applicable back up and documentation necessary for such Draw Requests to be processed by the Construction Lender in accordance with the terms of the Construction Loan and overseeing the proper expenditure or distribution of all such funds to the parties entitled thereto once released by Construction Lender or Owner for purposes of paying such related expenses. Developer shall be responsible for all associated accounting and record keeping on behalf of Owner with respect to any Draw Requests and fund disbursements, and in connection therewith shall provide contemporaneous notices to the Owner of any Draw Requests submitted in connection with the Development Work and the construction of the Project along with copies of all documentation submitted in connection with any Draw Request. Developer will further cooperate with Owner in providing complete access (upon reasonable written notice) to all associated records of Developer in connection therewith, at Owner’s cost.

3.2.4        All Phases.         During all phases of the Development Work, Developer’s responsibilities will include, without limitation, the following:

(a)          Providing Owner and Development Consultant with the Monthly Reports as provided in Section 6.2 hereof so as to keep Owner fully apprised of the progress of the Development Work;

(b)          Preparing and submitting to Owner and Development Consultant supplements and refinements to the Development Budget for Owner’s approval as development of the Development Work moves through its various phases to completion;

(c)          Monitoring the Project Development Schedule and the progress of development and construction of the Project in comparison thereto;

(d)          Notifying Owner and Development Consultant of any actual or anticipated change in the Project Development Schedule of which Developer becomes aware, including promptly advising Owner of any delays in the Project Development Schedule and the reasons for any such delay;

(e)          Advising Owner with respect to (1) all material dealings with all governmental authorities who have control over the development of the Project and the Development Work and the construction of all improvements, and (2) the contest by Owner of any law, regulation or rule which Developer deems to adversely affect the Development Work;

(f)          Coordinating and managing the performance of Contractor, the Architect and the other Specialists and Consultants under their respective contracts with Owner and giving or making Owner’s instructions, requirements and approvals provided for in such contracts (after obtaining Owner’s written approval with respect thereto to the extent that the LLC Agreement requires approval by BR Investor for the related action);

(g)          Using commercially reasonable and diligent efforts to resolve and settle any conflict among Contractor, the Architect and the Specialists and Consultants and keeping Owner and Development Consultant fully informed with respect to such conflicts and settlement discussions;

(h)          Assisting Owner and Development Consultant with respect to Owner’s negotiations with all applicable utility companies, whether governmental or otherwise, for the installation of all applicable utility services to the Project on a timely basis, with Owner bearing the cost of all required utility deposits and costs of installation;

(i)          Organizing and coordinating a schedule of monthly draw meetings or teleconferences to be attended by Developer, Owner and Development Consultant, which schedule shall set forth the dates on which the monthly draw meetings will be held;

(j)          Reviewing applications for payment submitted by Contractor, the Architect and other Specialists and Consultants and preparing documentation for all requests for payments from Owner, in form and content sufficient to permit Owner and Development Consultant to determine the appropriateness of such payments;

(k)          Coordinating the performance of any tests and inspections required by the Construction Lender or any governmental authority;

(l)          Subject to the terms of this Agreement, using reasonable efforts to cause compliance by the appropriate party with the Owner’s obligations relating to the development of the Project undertaken by Owner in any written agreement (including loan agreements, mortgages and leases), and notifying Owner and Development Consultant promptly in the event Developer becomes aware of any material noncompliance;

(m)          In addition to, and in furtherance of, the obligations under Section 3.2.3(l) above, sending to Owner and Development Consultant the Monthly Draw Package and, at Owner's request, copies of all notices received by Developer from the Architect, Contractor, the Specialists and Consultants and governmental authorities;

(n)          Advising Owner with respect to any master planning issues relating to the Development Work, including, but not limited to, traffic planning issues, historic preservation issues, aesthetic issues relating to buildings and sites, and building occupancy criteria issues;

(o)          Timely filing on behalf of, and as agent for, Owner any notices of completion required or permitted to be filed and taking such action as may be required to obtain licenses or permits required for construction or occupancy of the Project;

(p)          Recording and reporting to Owner and Development Consultant the progress of the construction of the Development Work, which reports shall be made on a monthly basis in accordance with Section 6.2;

(q)          Causing complete and accurate files, books of account and other records of all development and construction costs and expenses of the Development Work incurred by Owner to be prepared and maintained;

(r)          Cooperating with Owner, the Members of Owner and their respective agents and representatives (including, without limitation, Development Consultant) in connection with construction of the Project and the performance of the Development Work;

(s)          Promptly advising Owner if Developer at any time determines that the Development Budget for the Development Work is not compatible with the then- prevailing status of the Development Work and does not or is not reasonably expected to adequately provide for the completion of the Development Work under the remaining and unspent portion of the applicable categories of the Development Budget; and

(t)          Performing generally such other acts and things as may be required in accordance with this Agreement for the full and complete supervision and coordination of the planning, design, development and construction of the Project and performance of the Development Work and advising and consulting with Owner and Development Consultant with respect thereto.

3.2.5      No Delegation. No delegation by Developer of any of its obligations hereunder (except pursuant to Owner-approved agreements with Specialists and Consultants) shall be permitted without the prior written consent of Owner in its sole discretion and no such delegation shall relieve Developer of any responsibility or liability with respect to such obligations hereunder.

3.2.6           Completion of the Development Work. To the extent the Owner has provided funds therefor to the extent required under this Agreement, Developer hereby agrees to diligently use its commercially reasonable efforts to cause the Development Work to be completed (i) on or before the projected completion date as determined from the Project Development Schedule and in compliance with contractual obligations of Owner, including obligations under loan agreements, mortgages and leases, subject in all cases to delays caused by Force Majeure, (ii) in accordance with the Development Budget (as the same may be revised as contemplated herein) and (iii) in compliance with applicable law and the Plans and Specifications.

3.3           Employees. Developer shall have available to it at all times a sufficient number of capable personnel to enable Developer to properly perform its duties and obligations under this Agreement including, without limitation, managing, arranging, supervising and coordinating activities necessary to carry out the Development Functions. Except as expressly included in the Development Budget, Developer shall be responsible out of Developer’s own funds for all costs and expenses related to the employment of such personnel. All Persons employed by Developer in the performance of its responsibilities hereunder shall be the employees of Developer or its affiliates and not of Owner (provided that any independent contractors shall not be deemed employees of either Developer or Owner), and shall be exclusively controlled by Developer and not by Owner, and Owner shall have no liability, responsibility or authority with respect thereto.

3.4           Information. Developer shall use reasonable efforts to keep Owner and Development Consultant fully informed on an up-to-date basis of the progress of the Development Work to be accomplished in connection with this Agreement, including (i) all scheduled meetings to be held with governmental officials, (iii) all meetings of the Development Work construction team, which may include Owner and Development Consultant and Contractor, Architect and Specialists and Consultants engaged in connection therewith, and (iii) any defaults, or potential defaults, of any material nature under this Agreement or any of the agreements entered into in connection with this Agreement (including, without limitation, loan agreements, mortgages and leases).

3.5           Mechanic’s Liens. If any mechanic’s lien or other encumbrance shall be filed against the Project or the Property or any portion thereof because of any negligence or willful misconduct by Developer, whether or not arising from the development of the Project, unless Owner is responsible for payment of the amounts claimed through such lien, Developer shall, at its own cost and expense, cause the same to be discharged of record, bonded over (as provided under applicable laws of the state in which the Project is located) and/or insured over (in form and amount as required by the Construction Lender) by the title insurer for the benefit of Owner and/or the Construction Lender, within thirty (30) days after the filing of any such lien or encumbrance or such earlier period required under any applicable loan documents. So long as Developer complies with the preceding sentence, Developer may, to the extent permitted under and in accordance with the terms of any applicable loan documents, contest any such lien or encumbrance so long as such contest does not create an imminent danger of foreclosure of such lien or encumbrance. If Developer fails to comply with the foregoing provisions, Owner shall have the option, on ten (10) Business Days’ prior notice to Developer, to discharge, bond or insure over any such lien or encumbrance, and Developer shall reimburse Owner for all reasonable costs and expenses thereof, including reasonable attorneys’ fees and costs (provided that Owner may, at its option, elect to offset such sums against the next installment of the Development Fee that may be due and payable to Developer under this Agreement).

3.6           Warranties and Guarantees. Developer shall secure in the name of Owner all warranties and guarantees of the work by the Contractor, suppliers and manufacturers of components of the Project as required by the Construction Contract. Such warranties shall be assigned to Owner. After final completion of the Project and during the period of time which any particular warranty survives, Developer shall assist Owner with enforcing any warranties or guarantees with respect to the Project upon request and shall be reimbursed for its reasonable out-of-pocket costs in connection therewith.

ARTICLE 4
DEVELOPMENT BUDGET

4.1           Implementation of Development Budget. Developer is hereby authorized and directed to implement the Development Work in compliance with this Agreement. Developer may, subject to the terms of this Agreement, make any expenditures and incur any obligations provided for in the Development Budget, as it may be revised from time to time as provided herein. Subject to Section 4.4, Developer also may make any expenditures and incur any obligations in excess of amounts provided for in the Development Budget to the extent Developer considers such expenditure necessary for completion of the Development Work. Developer shall use commercially reasonable efforts to ensure that the actual costs incurred for each Budget Category as set forth in the Development Budget shall not exceed such category in the Development Budget, as it may be revised from time to time as provided in Section 4.2 or as otherwise changed by agreement of Owner and Developer. Developer shall advise Owner in Monthly Reports if it appears that the total costs in any Budget Category specified in the Development Budget is reasonably expected to exceed the amount budgeted therefor. All expenses shall be charged to the proper Budget Category in the Development Budget, and no expenses may be classified or reclassified for the purpose of avoiding an excess in the budgeted amount of a Budget Category without Owner’s prior written approval.

4.2           Revision of Development Budget. Any revision to the Development Budget shall require the prior written approval of Owner in Owner’s sole discretion; provided, however, that Developer is authorized, without approval of Owner, to reallocate savings in any Budget Category to another Budget Category and to revise the Development Budget accordingly.

4.3           Emergencies. Notwithstanding any limitations herein provided, but subject in all events to the terms of the Construction Loan, Developer may spend funds in reasonable amounts or incur reasonable expenses on behalf of Owner in circumstances which Developer reasonably and in good faith believes threatens immediate harm to person or property, including the Project. Developer shall, in any case, notify Owner and Development Consultant as soon as reasonably practicable, both orally and in writing, of the existence of such emergency, of the action taken by Developer with respect thereto and the related cost thereof.

4.4           Cost Overruns. Developer shall make a loan to Owner (each, a “Mandatory Developer Cost Overrun Loan”) to fund any Hard Cost Overruns and Soft Cost Overruns as and when they come due. Any such Mandatory Developer Cost Overrun Loan shall be paid back, without interest, from Net Cash Flow and Capital Proceeds (both as defined in the LLC Agreement) on the terms provided for in Section 9.1 of the LLC Agreement, after distribution to the Members as provided for in Sections 9.1(a) through 9.1(d) of the LLC Agreement. Developer hereby expressly subordinates all Mandatory Developer Cost Overrun Loan and its right to payment thereof to the prior payment to the Members of all distribution to the Members as provided for in Sections 9.1(a) through 9.1(d) of the LLC Agreement.

ARTICLE 5
AUTHORITY OF DEVELOPER

5.1           General Authority. Developer shall have the authority necessary to carry out and discharge the responsibilities and obligations of Developer under this Agreement (including, without limitation, all of the responsibilities imposed upon Developer under Article 3 hereof); provided, however, that Developer shall have no right or authority, express or implied, to commit or otherwise obligate Owner in any manner whatsoever except to the extent specifically provided herein or otherwise specifically authorized in writing by Owner or any agent or manager of Owner to whom such approval authority may, from time to time, have been delegated.

5.2           Execution of Documents and Agreements. Owner agrees to review any contracts, agreements, governmental submissions and applications submitted by Developer to Owner for Owner’s signature and to execute any such contracts, agreements, governmental submissions and applications approved by Owner (approval not to be withheld unreasonably) so as to not cause any undue delay in the Development Work.

5.3           Certain Owner Approvals. Notwithstanding any provisions of this Agreement (including, without limitation, Section 4.1 hereof), but without limiting the other restrictions on Developer’s authority contained herein, Developer shall not take any action, expend any sum, make any decision, give any consent, approval or authorization, enter into any agreement or incur any obligation with respect to any of the following matters unless and until the same have been approved in writing by Owner (which approvals Owner shall grant or withhold within five

(5)         Business Days after receipt of a written request, provided that if the Construction Lender’s consent or approval is required therefor under the loan documents for the Construction Loan, then such five (5) Business Day period shall be tolled until the Construction Lender’s consent or approval, as the case may be, is granted):

(a)          Entering into any construction or architectural contracts or any contract with any Specialists or Consultants or any amendments to such contracts, or taking any action or giving any notice, the taking or giving of which will (i) result in the release or discharge of any party to any such contract or (ii) consent to any other party to any contract to assign or otherwise transfer its rights or obligations thereunder.

(b)          Subject to Section 3.2.3(b) of this Agreement, authorizing or approving any proposed change in the Plans and Specifications as previously approved by Owner.

(c)          Entering into or amending any agreement or other arrangement for the furnishing to Owner of goods or services for the Development Work, to the extent Owner’s obligation under such agreement or arrangement (as so amended) exceeds amounts provided for in the Development Budget plus the amount of any funds Developer is obliged to provide through Mandatory Developer Cost Overrun Loans.

(d)          Commence, settle or otherwise compromise any litigation for or on behalf of Owner.

(e)          Except as expressly provided in this Agreement, commit or otherwise obligate Owner in any manner with any party, including, without limitation, any governmental authority, utility company, lender, tenant, Specialist or Consultant, Contractor or Architect.

ARTICLE 6
ACCOUNTING AND REPORTS

6.1           Books of Account. Developer shall maintain or cause to be maintained for a period of not less than two (2) years after Final Completion of the Development Work, proper and complete records and books of account which shall fully and accurately reflect the planning, design, permitting, scheduling, construction and completion of the Development Work. All entries to such books of account shall be supported by sufficient documentation to permit Owner, the Members of Owner, Development Consultant and any of their respective auditors to ascertain that said entries are properly and accurately recorded. Such books of account shall be located at Developer’s offices in Houston, Texas or at Developer’s principal accounting office and shall be maintained in accordance with Developer's standard accounting methods consistently applied. Developer shall keep vouchers, statements, receipted bills and invoices and all other records covering all collections, if any, disbursements and other activities prior to Final Completion. During the requisite two (2) year period, at Owner’s request the originals of all such accounts and records, including all correspondence, shall be made available to Owner without charge therefor. Records and accounts shall be maintained on a basis sufficient to permit the preparation therefrom of financial statements in accordance with generally accepted accounting principles and shall be adequate to provide Owner, the Members of Owner and their respective representatives with all financial information as may reasonably be needed by any of the foregoing. Upon the expiration of the requisite two (2) year period or later, if Developer seeks to destroy such records, Developer shall provide BR Investor and Owner with the opportunity to copy or maintain the original records and accounts at no additional cost. This Section 6.1 shall survive any termination of this Agreement.

6.2           Monthly Reports. For each calendar month during the Development Period for the Development Work, Developer shall prepare a “Draw Request,” a “Monthly Draw Package,” a “Development Work Control Report” and a “Monthly Financial Reporting Package” with respect to the Development Work, and shall cause the same to be delivered to Owner and Development Consultant certified by Developer as true, complete and correct in all material respects (collectively, the “Monthly Reports”).

6.2.1           Draw Request; Monthly Draw Package. The “Monthly Draw Package” for the month shall include (i) a Development Work cost summary spreadsheet which shall be a static financial account of all Development Costs incurred (hard and soft), (ii) AIA documents G 702 Application for Payment and G 703 Continuation Sheet, (iii) the lien waivers submitted by the Contractor and all subcontractors, (iv) a statement of any funding required from Owner and

(v) a copy of the Draw Request submitted to the Construction Lender.

6.2.2           Development Work Control Report. The “Development Work Control Report” shall be in substantially the form of the monthly draw package attached hereto as Exhibit F and shall include an updated Project Development Schedule, the most current progress reports or other written reports received from the Contractor, Architect and any Specialists or Consultants and information with respect to the status of claims, contractor defaults, Force Majeure events or other such problems encountered during the Development Period.

6.2.3           Monthly Financial Reporting Package. The “Monthly Financial Reporting Package” shall include the following statements: (i) a balance sheet as of the end of the preceding calendar month, (ii) a comparison of the amount of actual Development Costs incurred as of the effective date of such report to the budgeted costs as of such date, shown on a line item basis using the Budget Categories and (iii) a monthly bank statement and reconciliation.

All documents shall be type written and shall not have any handwritten changes to dollar values. Any handwritten changes of a non-dollar nature shall be initialed and dated by the Person who made the change. Neither the giving of notice by Developer to Owner of excess expenditures in any month nor the payment of such excess expenditures, shall act to amend or otherwise modify the Development Budget unless such modification is specifically approved by Owner in writing or otherwise allowed by this Agreement. Developer shall provide the reports set forth in this Section 6.2 on or before the twenty-fifth (25th) day of the month following the month for which reporting is being provided.

6.3           Examination of Books and Records. Owner, the Members of Owner and their respective agents and representatives, at Owner’s expense, shall have the right at all reasonable times during normal business hours and upon at least twenty-four (24) hours advance notice, to audit, examine, and make copies of or extracts from the books of account and records maintained by Developer for Owner with respect to the Development Work. If Owner shall notify Developer of either weaknesses in internal controls or errors in record keeping, Developer shall correct such weaknesses and errors as soon as possible after they are disclosed to Developer. Developer shall notify Owner in writing of the actions taken to correct such weaknesses and errors. If any such audit shall disclose any overpayment by Owner to Developer, written notice of such overpayment shall be provided to Developer and the amount of such overpayment shall be promptly reimbursed by Developer to Owner together with interest at the Prime Rate plus one percent (1%) from the date of overpayment by Owner until the date repaid by Developer. This Section 6.3 shall survive any termination of this Agreement.

6.4           REIT Compliance. Within fifteen (15) days of the end of each quarter of each fiscal year of the Owner, upon receipt of a written request therefor, Developer shall cause to be furnished to any Member of the Owner making the request such information as reasonably requested by such party and in the possession of, or under the control of, Developer or its Affiliates or, to the extent not in the possession of, or under the control of, Developer or its Affiliates, which relates to the Project or the Development Work and which may be reasonably prepared by the Developer at the expense of the requesting party, as is necessary for any such party (whether a direct or indirect owner in Owner) to determine its qualification as a REIT (as defined in the LLC Agreement) and its compliance with REIT Requirements (as defined in the LLC Agreement). Further, the Developer shall cooperate in a reasonable manner at the request of the any Member of the Owner making the request, at the expense of the requesting party, to work in good faith with any designated accountants or auditors of such requesting party or its affiliates so that such requesting party or its affiliate is able to comply with any public reporting, attestation, certification and other requirements under the Securities Exchange Act of 1934, as amended, applicable to such entity, including for purposes of testing internal controls and procedures of such requesting party or its affiliates.

ARTICLE 7
DEVELOPMENT COSTS

7.1           Payment of Costs. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with the Development Work shall be the sole responsibility of Owner. Owner agrees to reimburse Developer for all costs and expenses incurred by Developer in connection with the Development Work except to the extent responsibility for such costs and expenses is specifically allocated to Developer under another provision of this Agreement, including Section 4.4.

7.2           Method of Payment of Development Costs. On or about the 1st day of each month, Developer shall deliver to Owner and Development Consultant the Monthly Draw Package detailing the Development Costs that need to be paid. Owner shall within ten (10) calendar days, advance the funds to Developer necessary for payment and Developer shall promptly thereafter make such payments, or Owner may elect to make such payments directly.

7.3           Survival. The provisions of Sections 7.1 and 7.2 shall survive the completion of Developer’s services hereunder or any termination of this Agreement.

ARTICLE 8
OWNER’S FUNDS

8.1           Separate Accounts. Payments made by Owner (and the Construction Lender under the Construction Loan, if applicable) pursuant to an approved Monthly Draw Package may be made, at Owner’s (or any such Construction Lender’s) discretion, directly to the parties to whom payment is owed or may be made to an account of Owner over which Developer has signature authority for further disbursement to the Architect(s), Contractor, the Specialists and Consultants, suppliers and other creditors. Such account or accounts shall be subject to withdrawal only upon the signature or signatures of individuals approved by Owner. Such account or accounts shall be maintained by Owner in such financial institutions as may be selected by Owner. All such funds shall be and shall remain the property of Owner and shall be disbursed by Developer in payment of the obligations of Owner incurred in connection with the development and construction of the Project and the performance of the Development Work or, subject to Section 8.2, disbursed directly to Owner at Owner’s request. Developer shall not commingle Owner’s funds with the funds of any other Person and shall disburse Owner’s funds only in accordance with the Monthly Draw Package.

8.2           Owner’s Duty to Provide Funds. Except as otherwise provided herein, Owner agrees that Owner will provide, as and when necessary, all such amounts as are required to pay when due all current obligations of Owner in connection with the development and construction of the Project and the performance of the Development Work, including all obligations of Owner to Developer hereunder. Lien waivers will be accepted not more than one (1) month in arrears. In addition to the actual lien waivers, a “lien waiver summary spreadsheet” shall be supplied by either Contractor or Developer such that a Development Work-to-date review of lien waivers submitted can be reviewed. Developer shall promptly notify Owner with a reasonably detailed explanation if there are insufficient funds in the account described in Section 8.1 above. Provided Developer has delivered the Monthly Draw Package in accordance with the provisions of Article 7 and the Owner has confirmed the same as complying with the requirements of this Agreement, the Development Costs set forth in such Monthly Draw Package shall be payable as provided in Section 7.2. The provisions of this Section 8.2 shall survive the completion of Developer’s services hereunder or any termination of this Agreement.

8.3           Investment of Owner’s Funds. If at any time there are in the bank account or accounts established pursuant to Section 8.1 above, funds of Owner, from whatever sources, temporarily exceeding the immediate cash needs of the Development Work, Developer may (and at the direction of Owner shall) invest such excess funds in such savings accounts, certificates of deposit, United States Treasury obligations, commercial paper, money market accounts, repos, and similarly secure and highly liquid securities, as Developer may reasonably select or Owner shall direct, provided that the form of any such investment shall be consistent with Developer’s need to be able to liquidate any such investment to meet the cash needs of the Development Work from time to time. Developer shall, on a monthly basis, promptly advise Owner of the existence and amount of such excess funds which Developer has not invested as provided above. All interest or other income resulting from such investment shall be the property of Owner and shall be held and disbursed by Developer in accordance with this Article 8.

ARTICLE 9
INDEMNITY; LIABILITY; PLANS

9.1           Indemnification.

9.1.1           Indemnity by Developer. Developer hereby agrees to indemnify, defend and hold harmless Owner, the BR Investor and the Indemnified Parties of the BR Investor, to the fullest extent permitted by law, against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments, awards, settlements, obligations, liabilities, debts, damages and costs and expenses (including without limitation reasonable attorneys’ fees and court costs incurred in connection with the enforcement of this indemnity or otherwise) suffered or incurred by any one or more of them as a result of (i) fraud, gross negligence or willful misconduct of Developer in connection with Developer’s services or work hereunder, (ii) Developer acting outside the scope of its duties or authority hereunder or (iii) material breach by Developer of this Agreement.

9.1.2           Indemnity by Owner. Owner hereby agrees to indemnify, defend and hold harmless Developer and the Indemnified Parties of the Developer, to the fullest extent permitted by law, against any and all claims and demands by third-parties and related actions, lawsuits and other proceedings, judgments, awards, settlements, obligations, liabilities, debts, damages and costs and expenses (including without limitation reasonable attorneys’ fees and court costs incurred in connection with the enforcement of this indemnity or otherwise) suffered or incurred by any one or more of them arising out of or related to the Project, or Developer’s services or work hereunder, or any act, omission or failure to act by any of them in connection with the Developer’s services or work hereunder, unless (i) the same results from fraud, gross negligence or willful misconduct of Developer in connection with Developer’s services or work hereunder, Developer acting outside the scope of its duties or authority hereunder, or material breach by Developer of this Agreement or (ii) Developer is separately obligated to Owner, without right of reimbursement, for the same under another provision of this Agreement.

9.1.3           Control of Defense and Settlement. The Person required to provide indemnification (an “indemnitor”) shall have the right to defend, and shall defend, the Person entitled to be defended hereunder (an “indemnitee”) at the indemnitor’s expense and by counsel of the indemnitor’s own choosing (subject to the applicable indemitee’s approval of such counsel, not to be unreasonably withheld), against any matter to which an indemnity agreement set forth in this Section 9.1 would apply. The right of any indemnitee, to defend or settle any such matter shall be limited to those cases where the indemnitor has failed or refused to defend after written notice to the indemnitee or cases where the indemnitee reasonably determines that a conflict of interest exists. In all cases, the indemnitor will not be obligated for any settlement made without its approval, unless the indemnitor has wrongfully refused to take up defense of the related matter upon demand of the indemnitee. Unless the indemnitee otherwise agrees, the indemnitor may not settle a claim against an indemnitee on terms that (i) provide for a criminal sanction or fine against the indemnitee, (ii) admit to criminal liability on the part of the indemnitee or (iii) provide for injunctive relief against the indemnitee. The indemnitor or an indemnitee, as applicable, shall regularly apprise the other of the status of all proceedings.

9.2           Limitation of Liability. Other than with respect to any such information obtained from any Affiliate of Developer, including the Contractor, Developer shall be entitled to rely on information, opinions, reports or statements provided to it by other Persons. Developer shall have no liability to Owner or other Persons for negligence or for mistakes of judgment or losses or liabilities due to such negligence or for mistakes of judgment or to the negligence, dishonesty, unlawful acts or bad faith of any employee, broker or other agent, accountant, attorney, other professional or person employed by Owner provided that, if applicable, such person was selected, engaged, retained and supervised by Developer without gross negligence. Developer shall have no liability to Owner or other Person for any loss suffered by any of them which arises out of any action or inaction of Developer if the authority allowed to it by this Agreement and such course of conduct did not constitute fraud, willful misconduct, a material breach of this Agreement or gross negligence.

9.3           No Obligation to Third Parties. Except as otherwise provided in Section 9.1 hereof, none of the responsibilities and obligations of Developer or Owner under this Agreement shall in any way or in any manner be deemed to create any liability of Developer or Owner to, or any rights in, any Person other than Owner or Developer.

9.4           Ownership of Plans. Whether or not the Development Work is completed, plans, drawings and specifications prepared for Owner pursuant to this Agreement may be used by Owner or Developer (in conjunction with the Project or other projects) but Developer shall not sell any of such plans, drawings or specifications for use in conjunction with any project other than the Project.

9.5           Nature of Developer’s Duties and Responsibilities. Owner hereby acknowledges that Developer’s duties and responsibilities hereunder consist only in managing, arranging, supervising and coordinating the planning, design, permitting, scheduling, construction, and completion of the Development Work and the performance of the other Development Functions and duties under this Agreement which relate to the Development Work, all in accordance with, and subject to the limitations of, the terms of this Agreement; that Developer is not itself preparing any architectural or engineering plans, designs or specifications or performing any construction required for the development or completion of the Development Work; and that Developer is not responsible for, and will not be liable for, any work, act, omission, negligence, gross negligence or intentional misconduct of any other Person (including any architect, engineer or other design professional or any contractor, subcontractor, supplier, materialman or artisan) employed by Owner or performing work for Owner in connection with the Development Work. NEITHER DEVELOPER NOR ANY OF ITS AFFILIATES (EXCEPT AS PROVIDED IN THE CONSTRUCTION CONTRACT IN RESPECT OF THE CONTRACTOR AND THE TCR MEMBER AS PROVIDED IN THE LLC AGREEMENT) WILL BE RESPONSIBLE FOR ERRORS IN DESIGN OF THE PROJECT OR FOR CONSTRUCTION DEFECTS. UNDER NO CIRCUMSTANCE WILL DEVELOPER OR ANY OF ITS AFFILIATES BE RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY OWNER OR A MEMBER OF OWNER AS A RESULT OF DEFECTS IN DESIGN OR CONSTRUCTION OF THE PROJECT, INCLUDING ANY LOSS IN REVENUES, ANY LOSS OF OPPORTUNITIES, ANY LIABILITY TO OTHER PERSONS FOR LOSS, INJURY OR DAMAGE TO PERSONS OR PROPERTY OR DEATH, OR ANY DAMAGE TO THE PROJECT. Owner retains the risk of (a) adequacy of all Plans and Specifications and compliance of Plans and Specifications with applicable laws and (b) subject to the Company’s rights under the Construction Contract and the LLC Agreement, conformance of construction with the applicable Plans and Specifications, applicable laws and sound building practices. DEVELOPER SPECIFICALLY DISCLAIMS ALL WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY, HABITABILITY OR GOOD AND WORKMANLIKE CONSTRUCTION AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED, AND OWNER OR EACH OTHER MEMBER OF OWNER WAIVES ALL BASIS FOR RECOVERY OR REIMBURSEMENT (INCLUDING ANY GROUND FOR RECOVERY BASED ON NEGLIGENCE OR STRICT LIABILITY), TO THE EXTENT THE SAME WOULD ALLOW GREATER RECOURSE THAN PROVIDED IN THIS SECTION 9.5 AGAINST DEVELOPER OR ANY AFFILIATE OF DEVELOPER (EXCEPT AS PROVIDED IN THE CONSTRUCTION CONTRACT IN RESPECT OF THE CONTRACTOR AND THE LLC AGREEMENT IN RESPECT OF THE TCR MEMBER). Nothing in this Section 9.5 limits the responsibility of (i) the Contractor under its Construction Contract with the Company, (ii) Developer’s obligations to fund Mandatory Development Cost Overrun Loans pursuant to Section 4.2, (iii) the responsibility of the TCR Member under the LLC Agreement, (iv) the responsibility of the TCR Guarantors (as defined in the LLC Agreement) under the Guaranty Agreement from the TCR Guarantors to the Company and the BR Investor or (v) Developer’s indemnity obligations under Section 9.1.1.

9.6           Survival.         The provisions of this Article 9 shall survive the completion of Developer’s services hereunder or any termination of this Agreement..

ARTICLE 10
INSURANCE

10.1         Insurance Requirements. Throughout the Development Period, Developer will maintain insurance with respect to the Development Work in accordance with the provisions contained in Exhibit G attached hereto and incorporated herein by this reference, with the premiums and other costs and expenses for such required insurance to be borne as provided in Exhibit G attached hereto. Throughout the Development Period, Owner will maintain casualty insurance covering the Project in accordance with the requirements of the LLC Agreement. A copy of a certificate of insurance in force, issued by the insurer, shall be delivered by the party required to maintain such insurance to the other party on or before the commencement of development activities on the Property, and with respect to renewal or replacement policies, prior to the expiration of the policy being renewed or replaced.

10.2         Waiver of Subrogation. Each insurance policy maintained by Owner and Developer with respect to the Development Work shall contain a waiver of subrogation clause, so that no insurer shall have any claim over or against Owner or Developer or any of their respective Indemnified Parties, as the case may be, by way of subrogation or otherwise, with respect to any claims which are insured under any such policy. Developer and Owner each waives all claims against the other party for any loss, damage, claims, liability, costs or expenses (including attorney's fees) arising out of or related to the Development Work to the extent that the same is recoverable under insurance coverage available to the party providing the waiver; provided, however, that nothing in this provision affects any party’s rights to insurance proceeds or a party’s obligations or responsibilities in respect thereof. SUCH LIMITATIONS SPECIFICALLY EXTEND TO LOSS RESULTING FROM NEGLIGENCE OR MATTERS FOR WHICH STRICT LIABILITY MAY EXIST. This Section 10.2 will be effective even though liability may be imposed for loss, damage, claims, liability, costs or expenses by other provisions of this Agreement. Nothing in this Section 10.2 affects limitations on liability provided by other provisions of this Agreement. The provisions of this Section 10.2 shall survive the completion of Developer’s services hereunder or any termination of this Agreement.

ARTICLE 11
COMPENSATION OF DEVELOPER

11.1         Development Fee for the Development Work. For and in consideration of the services rendered by Developer with respect to the Development Work, Owner shall, subject to and in accordance with the terms and provisions of this Agreement, pay to Developer during each month of the Development Period, the applicable monthly installment of the Development Fee. The Development Fee shall be $2,382,568; provided, however, that if there is a material change in the scope of the Development Work, Developer and Owner shall negotiate in good faith to adjust, upward or downward, as applicable, the Development Fee to reflect the increase or decrease in the Development Budget resulting from such change in scope. The applicable monthly installment of the Development Fee for a month shall be based upon the percentage of the Development Work completed as of the end of the relevant month; provided, however, that to the extent that draws against the Member’s Initial Capital Contributions (as defined in the LLC Agreement) and the Loan or, to the extent not funded from those sources, other existing available funds of the Company are not sufficient to pay the Development Fee on such basis, the excess amount shall be deferred until Final Completion, at which time the unpaid balance of the Development Fee shall be due in full.

11.2         Reimbursement of Advances. Developer shall not be required to advance any of its own funds for the payment of any costs and expenses incurred by or on behalf of Owner in connection with the Development Work, but if Developer advances Developer’s own funds in payment of any of such costs and expenses covered by the Development Budget or for other costs and expenses that Developer is permitted to incur hereunder, Owner agrees to reimburse Developer for such costs and expenses. The amounts to be reimbursed by Owner to Developer pursuant to this Section 11.2 shall be paid monthly, within ten (10) calendar days after receipt by Owner of a bill therefor accompanied by supporting statements, invoices or documents or, if such bill and supporting documentation is not available due to the nature of the cost or expense incurred, an explanation in reasonable detail from Developer of the costs and expenses to be reimbursed.

11.3         Late Payments. Any amounts or sums due by Owner to Developer under this Agreement which are not paid when due (where such non-payment continues for twenty (20) calendar days after written notice from Developer to Owner specifying the payment Owner has failed to make) shall bear interest at the Prime Rate plus one percent (1%) from the date such payment was due.

11.4         Duplicate Payments. Any particular fees payable or expenses or costs reimbursed to Developer under this Agreement shall not be paid or reimbursable to Developer or any Affiliate of Developer under any other agreement, and any fees payable or expense or cost reimbursed to Developer or any Affiliate of Developer under any other agreement shall not be paid or reimbursed to Developer under this Agreement, it being the intention and agreement of the parties that Developer and its Affiliates shall be paid or reimbursed only once for any particular fee or reimbursable expense or cost.

11.5         Survival.         The provisions of Sections 11.2, 11.3 and 11.4 shall survive the completion of Developer’s services hereunder or any termination of this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1         Term. The term of this Agreement shall be for the Development Period, unless this Agreement is earlier terminated pursuant to the provisions contained in this Agreement. This Agreement shall be terminable by Owner upon written notice to Developer of (i) the sale by Owner of all of its right, title and interest in and to the entire Project (including any sale by assignment, foreclosure, deed in lieu of foreclosure or sale of all of the ownership interests in Owner, or otherwise) or (ii) the sale or other transfer of the membership interest in the Owner held by the TCR Member (other than to an affiliate thereof as permitted under the LLC Agreement).

12.2         Developer Default. Upon the happening of any Event of Default by Developer, Owner shall have the absolute unconditional right, in addition to all other rights and remedies available to Owner at law or in equity, to terminate this Agreement by giving written notice of such termination to Developer. Any one or more of the following events shall constitute an “Event of Default” by Developer under this Agreement:

(a)          If Developer shall fail to observe, perform or comply with any material term, covenant, agreement or condition of this Agreement which is to be observed, performed or complied with by Developer under the provisions of this Agreement, and such failure shall continue uncured for thirty (30) calendar days after the giving of written notice thereof by Owner to Developer specifying the nature of such failure, unless such failure can be cured but is not susceptible of being cured within said thirty (30) calendar day period, in which event such a failure shall not constitute an Event of Default if Developer commences curative action within said thirty (30) calendar day period and thereafter prosecutes such action to completion with all due diligence and dispatch and completes such cure within ninety (90) calendar days after the giving of such notice.

(b)          If Developer shall make a general assignment for the benefit of creditors;

(c)          If any petition shall be filed by or against Developer in any court, pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, dissolution, liquidation, composition, extension, arrangement or insolvency proceedings, and Developer files, consents to or directly or indirectly acquiesces to such petition;

(d)          If, in any proceeding, a receiver, trustee, liquidator or similar court- appointed agent be appointed for all or a substantial portion of the property or assets of Developer, and same shall not be discharged within thirty (30) calendar days after such appointment;

(e)          If Developer shall misappropriate any funds of Owner or the Construction Lender in the possession or control of Developer (unless such misappropriation is caused by personnel employed in the performance of Developer’s responsibilities and such individual’s relationship with Developer is immediately terminated and the misappropriated funds are restored within five (5) Business Days of such misappropriation);

(f)          If Developer shall commit willful misconduct, gross negligence or an act of fraud against Owner or otherwise in connection with the Construction Loan, the Project or the Development Work;

(g)          If, at any time prior to the Completion Date, at least one of the Key Persons or another Person reasonably acceptable to the BR Investor does not continue to be actively involved in the Project and able to perform his or her responsibilities as a representative of the TCR Member;

(h)          Failure to achieve the Completion Milestones; or

(i)          If the TCR Member is removed as a Manager of Owner pursuant to Section 5.9 of the LLC Agreement.

12.3         Owner Default. Upon the happening of any Event of Default by Owner, Developer shall have the absolute unconditional right, in addition to all other rights and remedies available to Developer at law or in equity, to terminate this Agreement by giving written notice of such termination to Owner. Any one or more of the following events shall constitute an “Event of Default” by Owner under this Agreement:

(a)          If Owner shall fail to observe, perform or comply with any material term, covenant, agreement or condition of this Agreement which is to be observed, performed or complied with by Owner under the provisions of this Agreement, and such failure shall continue uncured for thirty (30) calendar days after the giving of written notice thereof by Developer to Owner specifying the nature of such failure, unless such failure can be cured but is not susceptible of being cured within said thirty (30) calendar day period, in which event such a failure shall not constitute an Event of Default if Owner commences curative action within said thirty (30) calendar day period and thereafter prosecutes such action to completion with all due diligence and dispatch and completes such cure within ninety (90) calendar days after the giving of such notice.

(b)          If Owner shall make a general assignment for the benefit of creditors;

(c)          If any petition shall be filed by or against Owner in any court, pursuant to any statute of the United States or of any State, in any bankruptcy, reorganization, dissolution, liquidation, composition, extension, arrangement or insolvency proceedings, and Owner files, consents to or directly or indirectly acquiesces to such petition;

(d)          If, in any proceeding, a receiver, trustee, liquidator or similar court- appointed agent be appointed for all or a substantial portion of the property or assets of Developer, and same shall not be discharged within thirty (30) calendar days after such appointment; or

(e)          If any amounts or sums due by Owner to Developer under this Agreement are not paid when due and such non-payment continues for thirty (30) calendar days after written notice from Developer to Owner specifying the payment Owner has failed to make.

12.4         Obligation for Fees and Expenses Upon Termination. Upon any termination of this Agreement pursuant to Section 12.2 or 12.3 herein, Owner shall pay to Developer all amounts due to Developer as of the date of termination pursuant to the terms of this Agreement (including, without limitation, any earned but unpaid installments of the Development Fee, if the termination is due to an Event of Default by Developer, or the unpaid portion of the Development Fee, whether earned or not, if the termination is due to an Event of Default by Owner), and upon the payment of all such amounts payable under this Section 12.4, Owner and Developer shall have no further rights, duties, liabilities or obligations whatsoever under this Agreement, except those specifically stated to survive termination in other provisions of this Agreement. The foregoing notwithstanding, unpaid portions of the Development Fee otherwise payable to Developer shall not be payable to Developer in the event that this Agreement has terminated as a result of acts that are the subject of Sections 12.3(c) and 12.3(d) or if the Project is foreclosed or transferred pursuant to a deed in lieu of foreclosure as a result of the acts or omissions of Developer or its Affiliates, including the TCR Member or the Contractor.

12.5         Actions Upon Termination. Upon any termination of this Agreement, Developer shall promptly account for and deliver to Owner any monies due Owner under this Agreement, whether received before or after such termination, and shall provide final Monthly Reports covering the period through termination of this Agreement, and shall deliver to Owner or to such other Person as Owner shall designate in writing, all materials, supplies, equipment, keys, contracts, documents and books and records pertaining to this Agreement or the development of the Property that are the property of Owner and are within the possession or control of Developer. Developer shall also furnish all such information and take all such other action and shall cooperate with Owner as Owner shall reasonably require in order to effectuate an orderly and systematic termination of Developer’s duties and activities hereunder and an orderly and systematic transfer of duties to Developer’s successor. This Section 12.5 shall survive any termination of this Agreement.

ARTICLE 13
MISCELLANEOUS

13.1         Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereby consents to the exclusive venue and jurisdiction of the state and federal courts located within the State of New York, Borough of Manhattan, waives personal service of any and all process upon such party, and consents to service of process by registered mail directed to such party at the address stated in Section 13.7, but service so made shall be deemed to be completed only upon actual delivery thereof (whether accepted or refused) any contrary provision of Section 13.7 notwithstanding. In addition, each party consents and agrees that venue of any action instituted under this Agreement shall be proper only in the State of New York, Borough of Manhattan, and each party hereby waives any objection to venue.

13.2         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

13.3         Entire Agreement. This Agreement contains the entire understanding among the parties with respect to its subject matter and supersedes any prior understanding and agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein.

13.4         Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any Person or circumstance, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

13.5         Section Headings. The section headings are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

13.6         No Partnership; Competition. Neither Developer nor Owner shall by this Agreement in any way or for any purpose become a partner of the other party in the conduct of its business, or otherwise, or a joint venturer of or a member of a joint enterprise with the other party. Developer is and shall, for all purposes of this Agreement and the development of the Project and performance of the Development Work, be deemed an “independent contractor” of Owner. It is expressly understood and agreed by the parties hereto that either party and its Affiliates may engage in any other business or investment, including the ownership of, or investment in, real estate and the development, operation, leasing and management of industrial, office, retail, residential and other properties and that the other party hereto shall have no rights in and to any such business or investment or the income or profit derived therefrom.

13.7         Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered or sent, as the case may be, by any of the following methods: (a) personal delivery with signed receipt; (b) nationally recognized overnight commercial carrier or delivery service providing a receipt of delivery; (c) registered or certified mail (with postage prepaid and return receipt requested); or (d) electronic mail, provided that confirmation of delivery thereof is received and a confirmation copy is delivered within one (1) Business Day thereafter by one of the methods set forth in clauses (a), (b) or (c) of this Section 13.7. The effective date of any such notice or other communication shall be deemed to be the earlier of (i) if personally delivered, the date of delivery to the address of the party to receive such notice; (ii) if delivered by overnight commercial carrier or delivery service, one (1) Business Day following the receipt of such communication by such carrier or service from the sender, as shown on the sender’s delivery invoice from such carrier or service, as the case may be; (iii) if mailed, three (3) Business Days after the date of posting as shown on the sender’s registry or certification receipt; or (iv) if delivered by electronic mail, upon the date of transmission (provided a notice of transmission failure is not received by the sender (for avoidance of doubt, an "automatic out-of office reply" shall not constitute a notice of transmission failure), provided such additional notice is given as described in clause (d) of this Section 13.7. Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 13.7. The addresses for purposes of the giving of notices hereunder are:

If to Developer:

Maple Multi-Family Operations, L.L.C.
820 Gessner Road, Suite 760

Houston, TX 77024

Attn: Sean Rae

Email: srae@tcresidential.com

With a copy to:

Michael K. Ording

Jones Day

P.O. Box 165017

Columbus, Ohio 43216-5017

Email: mkording@jonesday.com

If to Owner:

BR T&C Blvd., LLC

820 Gessner Road, Suite 760

Houston, TX 77024

Attn: Sean Rae

Email: srae@tcresidential.com

With a copy to:

Bluerock Real Estate, L.L.C.

712 Fifth Avenue

9th Floor

New York, NY 10019

Attn: James Babb and Michael Konig, Esq.

Email: jbabb@bluerockre.com and mkonig@bluerockre.com

And

Michael K. Ording

Jones Day

P.O. Box 165017

Columbus, Ohio 43216-5017

Email: mkording@jonesday.com

And

Hirschler Fleischer

2100 East Cary Street

Richmond, VA 23223-7078

Attn: S. Edward Flanagan

Email: EFlanagan@hf-law.com

A party may change its address for purposes of the giving of notices hereunder by notice given in accordance with this Section 13.7.

13.8         Assignment.

13.8.1           Except as otherwise provided in Section 13.8.2 below, neither party hereto shall have the right to assign this Agreement or any of its rights hereunder without the prior written consent of the other party, and any such assignment in the absence of such written consent shall for all purposes be deemed null and void.

13.8.2           Notwithstanding the provisions of Section 13.8.1 hereof, Owner shall have the absolute right and privilege, at its sole option and in its sole discretion, at any time and from time to time, to assign Owner’s rights and interests under this Agreement, subject to the provisions hereof and all of the rights of Developer hereunder, in whole or in part, to the Construction Lender as collateral in connection with the Construction Loan procured by Owner and, in any such case, Developer will execute any reasonable Construction Lender required documentation in connection therewith.

13.9         Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Whenever the terms “Owner” and “Developer” are used herein, they shall be deemed to mean and include Owner and Developer and their respective successors and permitted assigns in the same manner and to the same extent as if specified each time said terms appear herein.

13.10         Estoppel Certificates. Each party hereto shall, from time to time, upon not less than fifteen (15) calendar days’ notice from the other party, execute and deliver to the other party a certificate stating that this Agreement is unmodified and in full force and effect, or, if modified, that this Agreement is in full force and effect as modified and stating the modifications, and stating whether or not, to the best of the certifying party’s knowledge, the other party is in default in any respect under this Agreement, and, if in default, specifying the nature and character of such default.

13.11         Amendment. This Agreement may not be amended, altered or modified except by an instrument in writing signed by the parties hereto.

13.12         Construction. The parties agree that they have both participated equally in the negotiation and preparation of this Agreement and no court construing this Agreement or the rights of the parties hereunder shall be prejudiced toward either party by reason of the rule of construction that a document is to be construed more strictly against the party or parties who prepared the same.

13.13         No Waiver. No waiver by either party of any default of any other party or of any event, circumstance or condition permitting a party to terminate this Agreement shall constitute a waiver of any other default of the other party or of any other event, circumstance or condition, permitting such termination, whether of the same or of any other nature or type and whether preceding, concurrent or succeeding; and no failure on the part of either party to exercise any right it may have by the terms hereof or by law upon the default of the other party and no delay in the exercise of such right shall prevent the exercise thereof by the non-defaulting party at any time when the other party may continue to be so in default, and no such failure or delay and no waiver of default shall operate as a waiver of any other default or as a modification in any respect of the provisions of this Agreement. The subsequent acceptance of any payment or performance pursuant to this Agreement shall not constitute a waiver of any preceding default by a defaulting party or of any preceding event, circumstance or condition permitting termination hereunder, other than default in the payment of the particular payment or the performance of the particular matter so accepted, regardless of the non-defaulting party’s knowledge of the preceding default or the preceding event, circumstance or condition at the time of accepting such payment or performance, nor shall the non-defaulting party’s acceptance of such payment or performance after termination constitute a reinstatement, extension or renewal of this Agreement or revocation of any notice or other act by the non-defaulting party.

13.14         Attorneys’ Fees. Should any litigation be commenced between the parties hereto concerning any provision of this Agreement or the rights and duties of any party in relation thereto, the party prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to an award of all reasonable attorneys’ fees and costs incurred in such litigation, without regard to any schedule or rule of court purporting to restrict such an award, including, without limitation, reasonable attorneys’ fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levee, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

13.15         Mutual Waivers of Jury Trial. Developer and Owner each hereby expressly, irrevocably, fully and forever releases, waives and relinquishes any and all rights to trial by jury in any claim, demand, action, suit, proceeding or cause of action in which Developer or Owner is a party, which in any way (directly or indirectly) arises out of, results from or relates to any of the following, in either case whether now existing or hereafter arising and whether based on contract or tort or any other legal basis: (i) this Agreement or any past, present or future act, omission, conduct or activity with respect to this Agreement; (ii) any transaction, event or occurrence contemplated by this Agreement; (iii) the performance of any obligation or the exercise of any right under this Agreement; or (iv) the enforcement of this Agreement. Developer and Owner each understands that trial by jury is a federal and state constitutional right and Developer and Owner each acknowledge that it is their intent to waive such rights herein. Developer and Owner each further acknowledge that the consideration specified in this Agreement includes consideration for waivers of trial by jury by Developer and Owner.

13.16         Equitable Remedies. Each party hereto shall, in addition to all other rights provided herein or as may be provided by law, and subject to the limitations set forth herein, be entitled to all equitable remedies, including those of specific performance and injunction, to enforce such party’s rights hereunder.

13.17         Remedies Cumulative. Each right, power, and remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

13.18         Survival. All provisions of this Article 13 shall survive the completion of Developer’s services hereunder or any termination of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Owner and Developer have caused this Agreement to be executed on the day, month and year first above dated.

BR T&C Blvd., LLC				Maple Multi-Family Operations, L.L.C.

By:	HCH 106 Town and County L.P., a
Delaware limited partnership, a manager

	By:	Maple Multi-Family Development,		By:	/s/ Timothy J. Hogan
		L.L.C., a Delaware limited liability		Name:	Timothy J. Hogan
		company, general partner		Title:	Vice President

		By:	/s/ Timothy J. Hogan
		Name:	Timothy J. Hogan
		Title:	Vice President

[Signature Page to Development Agreement]

EXHIBIT A

LEGAL DESCRIPTION

Being a tract or parcel, containing 2.3190 acres (101,014 square feet) of land, situated in the George Bellows Survey, Abstract Number 3, City of Houston, Harris County, Texas, and consisting of four tracts: 1) all that certain called 251244 square feet described in deed to TADI Investments, Inc., as recorded under Harris County Clerk's File (H.C.C.F.) Number W388396; 2) all that certain called 1.0148 acres described in deed to Performance Development L.P., as recorded under Harris County Clerk's File (H.C.C.F.) Number 20120530439; 3) all that certain called 0.475 acre described In deed to Alvin Wong Gee, as recorded under H.C.C.F. Number 1207436; and 4} being part of and out of Unrestricted

Reserve "A", Block 1, CITYPOINT, a plat of subdivision recorded under Film Code Number 653107, Harris County Map Records; also being part of and out of that certain tract described In deed to Memorial City Redevelopment Authority (herein referred to as the "MCRA Tract"), as recorded under H.C.C.F. Number 20140105540; said 2.3190 acre tract being more particularly described as fol1ows {bearings herein are grid bearings based on the Texas Coordinate System, South Central Zone Number 4204; NAO 83; distances are surface distances based on the U.S. Survey Foot and may be converted to grid by multiplying by a combined scale factor of 0.999870017);

BEGINNING at the Intersection of the south right-of-way (R.O.W.) line of Interstate Highway 10, based on a varying width, with the west R.O.W. line of Town and Country Boulevard, based on a 100-foot width and dedicated to City of Houston (public), under H.C.C.F. Number C703140; also being the northeast comer of that certain called 25,244 square feet described in said deed to TADI Investments, lnc., and of the herein described tract, from which a Texas Department of Transportation aluminum disk found for reference bears South 04°33 West, 0.90 feet;

THENCE, South 02°42'17" East, with the west R.O.W. line of said Town and Country Boulevard, at a distance of 498.80 feet passing the northeast corner of the aforesaid Unrestricted Reserve "A" of CITYPOINT, and continuing In all a total distance of 558.74 feet to a 5/8-inch Iron rod with plastic cap, stamped "TERRA SURVEYING", set marking the southeast comer of the herein described tract;

THENCE, South 87°17'43" West, departing said west R.O.W. line and along a line 60.00 feet northerly of and parallel with the south line of said MCRA Tract, a distance of 180.09 feet to a 5/8-lnchiron rod with plastic cap, stamped "TERRA SURVEYING", set in the east line of that certain called 3.1080 acres described In deed to SFP Hotel Partners, L.P., as recorded under H.C.C.F. Number 20130225814; said iron rod also being in the west line of said Unrestricted Reserve "A" and said MCRA Tract, and marking the southwest comer of the herein described tract;

THENCE, North 02°42'17" West, with the east line of said 3.1080 acre tract, and the west line of said Unrestricted Reserve "A" and said MCRA Tract, at 59.94 feet pass the southwest corner of the aforesaid 0.475 acre tract, and the northwest comer of said Unrestricted Reserve "A" and said MCRA Tract, from which an "X.. In concrete found for reference bears North 02°42'17" West, 0.56 feet, and from which another "X" in concrete found for reference bears North 19043' West, 0.58 feet; continuing with said east line and the west line of said 0.475 acre tract. at 175.28 feet pass a 1/2 inch Iron rod found marking the southwest comer of the aforesaid 1.0148 acre tract and the northwest comer of said 0.475 acre tract: continuing with said east line and the west line of said 1.0148 acre tract, at a distance of 420.74 feet to a 5/8-inch iron rod with cap found marking the southwest corner of the aforesaid 25,244 square foot tract, and the northwest comer of said 1.1048 acre tract. and continuing in all a total distance of 563.08 feet to a point in the aforesaid south R.O.W. line of Interstate Highway 10, same being the northeast comer of said 3.1080 acre tract, the northwest comer of the said 25,244 square foot tract and of the herein described tract, from which a found 5/8- ooh Iron rod with cap bears North 386' East, 0.19 feet;

THENCE, North 88°40'43" East, with said south R.O.W. line and the north line of said 25,244 square foot tract, a distance of 180.14 feet to the POINT OF BEGINNING and containing 2.3190 acres (101,014 square feet) of land.

This description is based on an ALTA/ACSM Land Title Survey and drawing prepared by Terra Surveying Company, Inc., under Project Number 2540-1303-809, of even date.

EXHIBIT B

SPECIALISTS & CONSULTANTS

Architect	EDI International, Inc.
Civil Engineer	Terra Associates, Inc.
Structural Engineer	Vertika Structural Engineers, L.L.C.
MEP Engineering	HGE Consulting, Inc.
Landscape Architect	Kudela & Weinheimer, L.P.
Interior Designer	Kathy Andrews Interiors, Inc.

1

EXHIBIT C

PLANS AND SPECIFICATIONS

DRAWING NUMBER	DRAWING TITLE	50% CONSTRUCTION DOCUMENTS

GENERAL:
G000	Cover Sheet	6/23/2014
G001	Sheet Index	6/23/2014'
G002	Tabulation&, Symbols and Abbreviations	6/23/2014
G003	Code Analysis	6/23/2014
G003b	Area Analysis	6/23/2014
G006	Transparency Ca1cu1ations	6/23/2014'
G010	Life Safety Plan • BF2 Sub-Basement Floor	6/23/2014
G011	Life Safety Plan • BF1 Basement Floor	6/23/2014
G012	Life Safety Plan • GF Ground Floor	6/23/2014'
G013	Life Safety Plan • 2F Second Floor	6/23/2014
G014	Life Safety Plan ·3F Third Floor	6/23/2014
G015	Typical Life safety Plan	6/23/2014'
G021	Accessible Route • GF Ground Floor	6/23/2014
G024a	Accessibility Summary TAS	6/23/2014
G024b	Accessibility Summary TAS	6/23/2014'
G024c	Accessibility Summary TAS:.	6/23/2014
G025	Accessibility Summary FHA	6/23/2014
G031	Assemblies	6/23/2014'
G032	Assemblies	6/23/2014
G033	Assemblies	6/23/2014
G073	2nd Floor Plan • Hose Layout	6/23/2014'

CIVIL
C1	Cover Sheet	6/23/2014'
C2	General Notes	6/23/2014
C3	Existing Site Conditions	6/23/2014
C4	Site Demolition Plan	6/23/2014'
C5	Dimensioned Site Plan	6/23/2014
C6	Site Grading Plan	6/23/2014
C7	Private Water and Sanitary Sewer Plan	6/23/2014'
C8	Site Drainage Plan/Drainage Area Map	6/23/2014
C9	Pervious/Impervious Drainage Calcs	6/23/2014
C10	Site Paving Plan	6/23/2014'
C11	Storm Water Pollution Prevention Plan	6/23/2014
C12	Storm Water Pollution Prevention Plan Details	6/23/2014
C13	Site Utility Details	6/23/2014'
C14	Site Construction Details	6/23/2014

LANDSCAPE:
L1.01	Materials Plan	6/23/2014
L1.02	Materials Plan	6/23/2014
L1.03	Materials Plan	6/23/2014'
L2.01	Not Issued	6/23/2014
L2.02	Not Issued	6/23/2014
L2.03	Not Issued	6/23/2014'
L3.01	Construction Details	6/23/2014
L3.02	Construction Details	6/23/2014
L3.04	Construction Details	6/23/2014'
L4.01	Grading Plan	6/23/2014
L4.02	Grading Plan	6/23/2014
L4.03	Grading Plan	6/23/2014
L5.00	Not Issued	6/23/2014'
L5.01	Planting Plan	6/23/2014
L5.02	Planting Plan	6/23/2014
L5.03	Planting Plan	6/23/2014'
L6.01	Irrigation Plan	6/23/2014
L6.02	Irrigation Plan	6/23/2014
L6.03	Irrigation Plan	6/23/2014'

ARCHITECTURAL:
A010	Architectural Site Plan	6/23/2014
A100	Building Plan ·BF2	6/23/2014
A101	Building Plana .BF1	6/23/2014'
A102	Building Plans ·GF Ground Floor	6/23/2014
A103	Building Plans ·2F Second Floor	6/23/2014
A104	Building Plans - 3F Third Floor	6/23/2014'
A105	Building Plans - 4F-6F Fourth thru Sixth Floors	6/23/2014
A106	Building Plans ·7F Seventh Floor	6/23/2014
A107	Building Plans. MF Mezzanine Floor	6/23/2014'
A108	Upper Roof Plan	6/23/2014
A120	Enlarged BF Floor Plan	6/23/2014

A121a	Enlarged GF Floor Plan	6/23/2014
A121b	Enlarged GF Floor Plan	6/23/2014'
A121c	Enlarged GF Floor Plan	6/23/2014
A122a	Enlarged 2F Floor Plan	6/23/2014
A122b	Enlarged 2F Floor Plan	6/23/2014'
A123	Enlarged 3F Floor Plan	6/23/2014
A124	Enlarged 4F-7F Floor Plan	6/23/2014
A201	Building Elevation	6/23/2014'
A202	Building Elevation	6/23/2014
A301	Building Sections	6/23/2014
A311	Wall Sections	6/23/2014
A312	Wall Sections	6/23/2014'
A321a	Stair 1-6 and Trash Plans	6/23/2014
A321b	Stair 1-4 and Trash Section•	6/23/2014
A322a	Stair 3-4 Plans	6/23/2014'
A322b	Stair 3-4 Sections	6/23/2014
A323a.	Stair 2·5 Plan	6/23/2014
A323b	Stair 2-5 Sections	6/23/2014'
A324	Elevation 1	6/23/2014
A325	Elevation 2-3	6/23/2014
A326	Elevation 4	6/23/2014
A402	Unit E2	6/23/2014'
A403	Unit Al	6/23/2014
A404	Unit A2	6/23/2014
A405	Unit A3-A4	6/23/2014'
A406	Unit A5	6/23/2014
A406a	Unit A5a	6/23/2014
A406b	Unit A5b	6/23/2014'
A407	Unit AS	6/23/2014
A408	Unit A7	6/23/2014
A408a	Unit A7a	6/23/2014
A408b	Unit A7b	6/23/2014'
A409	Unit AB	6/23/2014
A410	Unit A9	6/23/2014
A411	Unit A10	6/23/2014'
A412a	Unit A5M	6/23/2014
A412b	Unit A5M	6/23/2014
A413a	Unit ABM	6/23/2014'
A413b	Unit ABM	6/23/2014
A414	Unit B1	6/23/2014
A415	Unit B2	6/23/2014
A418	Unit B3	6/23/2014'
A417	Unit B4	6/23/2014
A418	Unit B5	6/23/2014
A418a	Unit B5A	6/23/2014'
A419a	Unit B3M	6/23/2014
A419b	Unit B3M	6/23/2014
A420a	Unit B5M	6/23/2014'
A420b	Unit B5M	6/23/2014
A501	Exterior Details	6/23/2014
A513	Flashing Details	6/23/2014
A521	Roof Details	6/23/2014'
A522	Parapet Details	6/23/2014
A523	Pool Deck Details	6/23/2014
A531	Stair Details	6/23/2014'
A552	Screen Wall Details	6/23/2014
A561	Door Details	6/23/2014
A562	Door Details	6/23/2014'
A571	Window Details	6/23/2014
A572	Window Details	6/23/2014
A601	Door Schedule	6/23/2014
A602	Door Details	6/23/2014'
A611	Window Schedule	6/23/2014
A612	Window Schedule	6/23/2014

STRUCTURAL:
S0-1A	Cover Sheet and Structural Specifications	6/23/2014
S0-1B	Structural Specifications	6/23/2014'
S0-2A	Concrete Standards	6/23/2014
S0-2B	Concrete Standards	6/23/2014
S0-3B	Concrete Standards	6/23/2014
S0-3A	Post Tensioned Standards	6/23/2014'
S0-3B	Post Tensioned Standards	6/23/2014
S0-4	Masonry Standards	6/23/2014
S0-5B	Light Gauge Steel Standards	6/23/2014'
SS1-0	Basement Level Shoring Plan	6/23/2014
SS1-1	Shoring Design and Details	6/23/2014
S1-B2	Foundation Plan Basement Level B2	6/23/2014'
S1-B1	Foundation/Framing Plan Basement Level B1	6/23/2014
S1-1	Foundation/Framing Plan Ground Floor	6/23/2014
S1-2	Framing Plan 2nd Floor (Podium)	6/23/2014'

S1-3	Framing Plan 3rd Floor	6/23/2014
S1-4	Framing Plan 4th-6th Floors	6/23/2014
S1-5	Framing Plan 7th Floor	6/23/2014
S1-6	Framing Plan Mezz and Roof Level	6/23/2014'
S1-7	Framing Plan Mezz Roof	6/23/2014
S2-1	Basement Wall Sections & Details	6/23/2014
S3-1	Framing Sections & Details	6/23/2014'
S4-1	Column Schedule	6/23/2014
S5-1	Shearwall Schedule	6/23/2014
S5-2	Shearwall Schedule	6/23/2014'
S5-3	Shearwall Schedule	6/23/2014

M.E.P:
MEP0.1	Title Sheet/Sheet Index/General Notes	6/23/2014
MEP0.2	Energy Compliance Commercial	6/23/2014'
MEP0.3	Energy Compliance Commercial	6/23/2014
MEP0.4	Energy Compliance Commercial	6/23/2014
MEP0.5	MEP Details	6/23/2014
MEP0.6	MEP Details	6/23/2014'

MECHANICAL:
M1.1	Mechanical Site Plan	6/23/2014
M2.1	Mechanical Unit Plans	6/23/2014'
M2.2	Mechanical Unit Plans	6/23/2014
M2.3	Mechanical Unit Plans	6/23/2014
M2.4	Mechanical Unit Plans	6/23/2014'
M3.1	Mechanical Lobby Plans	6/23/2014
M3.2	Mechanical Clubhouse, Fitness & Skylounge Plans	6/23/2014
M4.1	Mechanical Building “A” Basement 2 Area A	6/23/2014'
M4.2	Mechanical Building “B” Basement 2 Area B	6/23/2014
M4.3	Mechanical Building “A” Basement 1Area A	6/23/2014
M4.4	Mechanical Building “B” Basement 1 Area B	6/23/2014'
M4.5	Mechanical Building “A” First Floor Area A	6/23/2014
M4.6	Mechanical Building “B” First Floor Area B	6/23/2014
M4.7	Mechanical Building “A” Second Floor Area A	6/23/2014
M4.8	Mechanical Building “B” Second Floor Area B	6/23/2014'
M4.9	Mechanical Building “A” Third Floor Area A	6/23/2014
M4.10	Mechanical Building “B” Third Floor Area B	6/23/2014
M4.11	Mechanical Building “A” Fourth-Sixth Floor Area A	6/23/2014'
M4.12	Mechanical Building “B” Fourth-Sixth Floor Area B	6/23/2014
M4.13	Mechanical Building “A” Seventh Floor Area A	6/23/2014
M4.14	Mechanical Building “B” Seventh Floor Area B	6/23/2014'
M4.15	Mechanical Building “A” Mezzanine Floor Area A	6/23/2014
M4.16	Mechanical Building “B” Mezzanine Floor Area B	6/23/2014
M4.17	Mechanical Building “A” Roof Area A	6/23/2014'
M4.18	Mechanical Building “B” Roof Area B	6/23/2014

ELECTRICAL:
E1.1	Electrical Site Plan	6/23/2014'
E2.1	Electrical Unit Plans	6/23/2014
E2.2	Electrical Unit Plans	6/23/2014
E2.3	Electrical Unit Plans	6/23/2014'
E2.4	Electrical Unit Pl1n1	6/23/2014
E3.1.1	Electrical Lobby Lighting Plan	6/23/2014
E3.1.2	Electrical Lobby Power Plans	6/23/2014'
E3.2.1	Electrical Clubhouse, Fitness & Skylounge Lighting Plan	6/23/2014
E3.2.2	Electrical Clubhouse, Fitness & Skylounge Power Plans	6/23/2014
E4.1	Electrical Building “A” Basement 2 Area A	6/23/2014'
E4.2	Electrical Building “B” Basement 2 Area B	6/23/2014
E4.3	Electrical Building “A” Basement 1Area A	6/23/2014
E4.4	Electrical Building “B” Basement 1 Area B	6/23/2014
E4.5	Electrical Building “A” First Floor Area A	6/23/2014'
E4.6	Electrical Building “B” First Floor Area B	6/23/2014
E4.7	Electrical Building “A” Second Floor Area A	6/23/2014
E4.8	Electrical Building “B” Second Floor Area B	6/23/2014'
E4.9	Electrical Building “A” Third Floor Area A	6/23/2014
E4.10	Electrical Building “B” Third Floor Area B	6/23/2014
E4- 11	Electrical Building “A” Fourth-Sixth Floor Area A	6/23/2014'
E4.12	Electrical Building “B” Fourth-Sixth Floor Area B	6/23/2014
E4.13	Electrical Building “A” Seventh Floor Area A	6/23/2014
E4.14	Electrical Building “B” Seventh Floor Area B	6/23/2014'
E4.15	Electrical Building “A” Mezzanine Floor Area A	6/23/2014
E4.16	Electrical Building “B” Mezzanine Floor Area B	6/23/2014
E4.17	Electrical Building “A” Roof Area A	6/23/2014'
E4.18	Electrical Building “B” Roof Area B	6/23/2014
E5.1	Electrical Calculations	6/23/2014
E5.2	Electrical Calculations	6/23/2014
E5.3	Electrical Calculations	6/23/2014'
E5.4	Electrical Calculations	6/23/2014

PLUMBING:
P1.1	Plumbing Site Plan	6/23/2014
P2.1	Plumbing Unit Plana	6/23/2014
P2.2	Plumbing Unit Plans	6/23/2014'
P2.3	Plumbing Unit Plans	6/23/2014
P2.4	Plumbing Unit Plans	6/23/2014
P3.1	Plumbing Lobby Plans	6/23/2014'
P3.2	Plumbing Clubhouse, Fitness & Skylounge Plans	6/23/2014
P4.1	Plumbing Building “A” Basement 2 Area A	6/23/2014'
P4.2	Plumbing Building “B” Basement 2 Area B	6/23/2014
P4.3	Plumbing Building “A” Basement 1 Area A	6/23/2014
P4.4	Plumbing Building “B” Basement 1 Area B	6/23/2014'
P4.5	Plumbing Building “A” Fire Floor Area A	6/23/2014
P4.6	Plumbing Building “B” First Floor Area B	6/23/2014
P4.7	Plumbing Building “A” Second Floor Area A	6/23/2014'
P4.8	Plumbing Building “B” Second Floor Area B	6/23/2014
P4.9	Plumbing Building “A” Third Floor Area A	6/23/2014
P4.10	Plumbing Building “B” Third Floor Area1 B	6/23/2014'
P4.11	Plumbing Building “A” Fourth-Sixth Floor Area A	6/23/2014
P4.12	Plumbing Building “B” Fourth-Sixth Floor Area B	6/23/2014
P4.13	Plumbing Building “A” Seventh Floor Area A	6/23/2014
P4.14	Plumbing Building “B” Seventh Floor Area B	6/23/2014'
P4.15	Plumbing Building “A” Mezzanine Floor Area A	6/23/2014
P4.16	Plumbing Building “B” Mezzanine Floor Area B	6/23/2014
P4.17	Plumbing Building “A” Roof Area A	6/23/2014'
P4.18	Plumbing Building “B” Roof Area B	6/23/2014
P5.1	Plumbing Risers	6/23/2014
P5.2	Plumbing Risers	6/23/2014'
P5.3	Plumbing Risers	6/23/2014
P5.4	Plumbing Risers	6/23/2014

INTERIOR DESIGN:
1D0.00	COVER SHEET	6/23/2014'
1D1.01	LEASING - INTERIOR PLAN	6/23/2014
1D1.02	OUTDOOR LIVING - INTERIOR PLAN	6/23/2014
1D1.03	AMENITIES LEVEL 2 -INTERIOR PLAN	6/23/2014'
1D1.04	FITNESS LEVEL 3 INTERIOR PLAN	6/23/2014
1D1.05	SKY LOUNGE LEVEL 5 - INTERIOR PLAN	6/23/2014
1D2.01	LEASING·DECORATIVE POWER PLAN	6/23/2014'
1D2 02	OUTDOOR LIVING ·DECORATIVE POWER PLAN	6/23/2014
1D2.03	AMENITIES LEVEL 2 ·DECORATIVE POWER PLAN	6/23/2014
1D2.04	FITNESS LEVEL 3 ·DECORATIVE POWER PLAN	6/23/2014'
1D2.05	SKY LOUNGE LEVEL 5 ·DECORATIVE POWER PLAN	6/23/2014
1D3.01	LEASING ·REFLECTED CEILING PLAN	6/23/2014
1D3.02	OUTDOOR LIVING • REFLECTBO CEILING PLAN	6/23/2014
1D3.04	FITNESS LEVEL 3 • REFLECTED CEILING PLAN	6/23/2014'
1D3.05	SKY LOUNGE LEVEL 5·REFLECTED CBLING PLAN	6/23/2014
1D4.01	LEASING • FINISH PLAN	6/23/2014
1D4.03	AMENITIES LEVEL 2 • FINISH PLAN	6/23/2014'
1D4.04	FITNESS LEVEL 3 • FINISH PLAN	6/23/2014
1D4.05	SKY LOUNGE LEVEL 5 • FINISH PLAN	6/23/2014
1D6.01	LEASING • FURNITURE PLAN	6/23/2014'
1D6.02	OUTDOOR LIVING • FURNITURE PLAN	6/23/2014
1D5.03	AMENITIES LEVEL 2 • FURNTURE PLAN	6/23/2014
1D5.04	FITNESS LEVEL 3 FURNITURE PLAN	6/23/2014'
1D5.05	SKY LOUNGE LEVEL 5 .FURNITURE PLAN	6/23/2014
1D6.01	ENLARGED PLANS AND ELEVATIONS	6/23/2014
1D6.02	ENLARGED PLANS AND ELEVATIONS	6/23/2014'
1D7.01	INTERIOR ELEVATIONS	6/23/2014
1D7.02	INTERIOR ELEVATIONS	6/23/2014
1D7.03	INTERIOR ELEVATIONS	6/23/2014
1D7.04	INTERIOR ELEVATIONS	6/23/2014'
1D7.05	INTERIOR B.EVATIONS	6/23/2014
1D8.01	MILLWORK DETAILS	6/23/2014'
1D9.01	LIGHTING SCHEDULE	6/23/2014
1D9.02	FINISH LEGEND	6/23/2014'
1D9.03	APPLIANCE. PLUMEING & HARDWARE LEGEND	6/23/2014
1D9.04	INTERIOR DOOR & OPENNG SCHEDULE	6/23/2014

EXHIBIT D

TOTAL PROJECT BUDGET

1

Sources and Uses

Uses

Cost Item	Total	Per Unit
Construction Hard Costs	$50,094,973	$147,338
General Contractor (GC) Fee	$2,504,749	$7,367
Land	$19,349,400	$56,910
Taxes	$425,000	$1,250
Legal	$315,000	$926
Closing Costs	$175,000	$515
Financing	$427,500	$1,257
Investment Banking Fee	$425,000	$1,250
Architect	$1,085,000	$3,191
Engineering & Surveying	$125,000	$368
Marketing	$300,000	$882
Construction Interest	$2,619,645	$7,705
Bluerock Fee	$50,000	$147
Preleasing	$300,000	$882
Leaseup Operating Deficit	$597,661	$1,758
Overhead	$2,382,568	$7,008
Soft Cost Contingency	$623,504	$1,834
Other	$0	$0
Total Project Cost	$81,800,000	$240,588

Sources

	Total	Per Unit
BBVA Compass Construction Loan	$57,000,000	$167,647
Bluerock Equity	$22,320,000	$65,647
TCR Equity	$2,480,000	$7,294
Total	$81,800,000	$240,588

EXHIBIT E

PROJECT DEVELOPMENT SCHEDULE

July 1, 2014	Closing Leasebacks

September 18, 2014	expire

November 1, 2014	Construction Start Date

September 9, 2016	Delivery of First Units

May 22, 2017	Substantial Completion

August 20, 2017	Final Completion

EXHIBIT F

SAMPLE MONTHLY DRAW

PACKAGE

(see attached)

REQUEST FOR ADVANCE

Houston, TX

Date:

Compass Bank, National Association

Street Address

City, State

(the “Lender”)

Re: Request for Advance to Pay Costs under Construction Loan Agreement dated                       , between                          "Borrower”) and the Lender

Gentlemen:

The Borrower herby requests an advance under the captioned Construction Le Agreement to pay costs heretofore incurred in connection with construction of the Improvements as contemplated therein, in the amount of ____________________

The costs lo be paid from the proceeds of such advance are for the items listed on the continuation page(s) attached. To the extent that the advance will be used to pay Contractor(s), an Application and Certificate for Payment form for each Contractor to be paid is also attached.

The status of costs of the Improvements is as follows:

Original projected costs

Net changes to date

Current projection of costs

Total certified to date, including amount of this certificate

Unpaid balance of projected costs (amount yet to be certified)

The Borrower hereby certifies and warrants that (a) the amount above request has actually been incurred in connection with construction of said Improvements and that previous advance has been made under said Construction Loan Agreement to pay any of the costs for which the Borrower hereby requests this advance, and (b) the representation and warranties made In each of the Credit Documents described in the Construction Loan Agreement are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as If made on and as of the time of delivery hereof.

OWNER SIGNATURE BLOCK

By:	Maple Multi-Family Development L.LC., a Texas limited liability company, its general partner

By:

	Name:	Sean D. Rae

	Title:	Vice President

APPLICATION AND CERTIFICATE FOR PAYMENT		AIA DOCUMENT G702	PAGE 1 OF 1

TO OWNER	PROJECT:	APPLICATION NO:	Distribution to:
	Alexan Heights	PERIOD TO:	☒ Owner
PROJECT NOS:

FROM CONTRACTOR	Alexan City Center		☒ Architect
Maple Multi-Family TX Contractor, L.L.C., a
Texas limited liability company	EDI International, Inc
☒ Contractor
CONTRACT FOR:

CONTRACTOR'S APPLICATION FOR PAYMENT
Application is made for payment, as shown below, in connection with the Contract,
Continuation Sheet, AIA Document G703, is attached.

1.	ORIGINAL CONTRACT SUM	$________________________

2.	Net change by Change Orders	$________________________

3.	CONTRACT SUM TO DATE (Line 1 & 2)	$________________________

4.	TOTAL COMPLETED & STORED TO DATE:	$________________________

5.	RETAINAGE:
a. 10% of Completed Work_______________
(Columns D & E on G703)
b. ______ % of Stored Materi 0.0
(Column F on G703)
	Total Retainage (Line 5a + 5b or	$________________________
Total in Column I of G703)

6.	TOTAL EARNED LESS RETAINAGE	$________________________
(Line 4 less Line 5 Total)

7.	LESS PREVIOUS CERTIFICATES FOR PAYMENT	$________________________
8.	(Less 6 from prior Certificate)

8	CURRENT PAYMENT DUE	$________________________

9.	BALANCE TO FINISH. INCLUDING RETAINAGE
(Line 3 less Line 6) $ 0.00

CHANGE ORDER SUMMARY	ADDITIONS	DEDUCTIONS
Total changes approved in	0.00	0.00
previous months by Owner
Total approved this Month	0.00	0.00
TOTAL	0.00	0.00
NET CHANGES by Change Order		0.00

The undersigned Contractor certifies that to the best of the Contractor's knowledge, information and belief the Work covered by this Application for Payment has been completed in substantial accordance with the Contract Documents, that all amounts have been paid by the Contractor for Work for which previous Certificates for Payment were issued and payments received from the Owner, and that current payment shown herein is now due.

CONTRACTOR:	Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company

By:		Date:
By: Frend J. Severson. Vice President

State of:    Texas County

of

Subscribed and sworn to before

me this                   day of

Notary Public
My Commission expires:

ARCHITECT'S CERTIFICATE FOR PAYMENT

In accordance with the Contract Documents, based on on-site observation and the data comprising this application, the Architect certifies to the Owner that to the best of the Architects knowledge, information and belief the Work has progressed as indicated, the quality of the Work is in substantial accordance with the Contract Documents, and the Contractor is entitled to payment of the AMOUNT CERTIFIED.

AMOUNT CERTIFIED	$____________________________

(Attach explanation if amount certified differs from the amount applied for: Initial all figures on this Application and on the Continuation Sheet that are changed to conform to the amount certified.)
ARCHITECT:

By:	Date:______________________

This Certificate is not negotiable. THE AMOUNT CERTIFIED is payable only to the Contractor named herein. Issuance, payment, and acceptance of payment are without prejudice to any rights of the Owner or Contractor under this Contract.

NOTICE

This document waives rights unconditionally and states that you have been paid for giving up those rights. It is prohibited for a person to require you to sign this document if you have not been paid the payment amount set forth below.

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

Project Alexan City Center

Job No.

The signer of this document has been paid and has received a progress payment in the sum of $___________ for all labor, services, equipment, or materials furnished to the property or to Maple Multi-Family TX Contractors, L.L.C., a Texas limited liability company (person with whom signer contracted) on the property of ________________________(owner) located at 901 Town and Country Blvd.. Houston, Texas 77024 (location) to the following extent: For all service and materials provided during pay application (job description). The signer therefore waives and releases any mechanic's lien right, any right arising from a payment bond that compiles with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer's position that the signer has on the above referenced project to the following extent:

This release covers a progress payment for all labor, services, equipment, or materials furnished to the property or to Maple Multi-Family TX Contractors. L. L.C., a Texas limited liability company as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT - PAGE 1

The signer warrants that the signer has already paid or will use the funds received from this progress payment to promptly pay in full all of the signer's laborers, subcontractors, materialmen, and suppliers for all work, materials,. equipment, or services provided for or to the above referenced project in regard to the attached statement(s) or progress payment request(s).

Date: ______________

________________________

(Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company)

By:	Frend J. Severson

Vice President

STATE OF TEXAS

COUNTY OF ----

This Unconditional Waiver and Release on Progress Payment was acknowledged before me on this ____ day of ___________________, 20_, Frend J. Severson, on behalf of Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company.

Notary Public - State of______________
My Commission Expires:

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT - PAGE 2

CONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT

Project     Alexan City Center

Job No._________________

On receipt by the signer of this document of a check from ____ in the sum of $_____________ payable to Maple Multi-Family TX Contractor. L.L.C., a Texas limited liability company and when the check has been properly endorsed and has been paid by the bank on which it is drawn, this document becomes effective to release any mechanic's lien right, any right arising from a payment bond that complies with a state or federal statute, any common law payment bond right, any claim for payment, and any rights under any similar ordinance, rule, or statute related to claim or payment rights for persons in the signer's position that the signer has on the property of ____________ located at 901 Town and Country Blvd., Houston. Texas 77024 to the following extent: For all service and materials provided during pay application.

This release covers a progress payment for all labor, services, equipment, or materials furnished to the property or to Maple Multi-Family TX Contractor. L.L.C., a Texas limited liability company as indicated in the attached statement(s) or progress payment request(s), except for unpaid retention, pending modifications and changes, or other items furnished.

Before any recipient of this document relies on this document, the recipient should verify evidence of payment to the signer.

The signer warrants that the signer has already paid or will use the funds received from this progress payment to promptly pay in full all of the signer's laborers, subcontractors, materialmen, and suppliers for all work, materials, equipment, or services provided for or to the above referenced project in regard to the attached statement(s) or progress payment request(s).

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT - PAGE 1

Date: _____

_________________________________

(Maple Multi-Family TX Contractor, L.L.C., a Texas limited liability company)

By:	Frend J. Severson

Vice President

STATE OF TEXAS

COUNTY OF Harris

This Conditional Waiver and Release on Progress Payment was acknowledged before me on this ______________day of______________________, 20_, by Frend J. Severson, on behalf of Maple Multi-Family TX Contractor, l. L.C.. a Texas limited liability company.

Notary Public - State of _________________
My Commission Expires:

UNCONDITIONAL WAIVER AND RELEASE ON PROGRESS PAYMENT - PAGE 2

EXHIBIT G

INSURANCE REQUIREMENTS

Developer's Required Insurance:

(1)	Workers' Compensation:

Workers' Compensation Insurance as required by state statutes and laws where the Property is located or applicable Federal laws.

(2)	Employers Liability:

Employers Liability coverage with limits no less than: (i) Bodily Injury by Accident: $1,000,000 each Accident; (ii) Bodily Injury by Disease: $1,000,000 each employee; (iii) Bodily Injury by Disease: $1,000,000 policy limit.

(3)	Automobile Liability:

Owned (if any), non-owned and hired automobile liability coverage with limits no less than $1,000,000 combined single limit, each accident, covering losses due to the insured's liability for bodily injury or property damage.

(4)	Commercial General Liability:

Policies of Commercial General Liability insurance (ISO Form CG 0001-10/01 or equivalent) written on an occurrence basis against claims for bodily injury, property damage (including loss of use thereof) and personal injury with limits of liability of at least: (i) $1,000,000 combined single limit each occurrence for bodily injury and/or property damage, (ii) $1,000,000 for Personal and Advertising Injury, (iii) $2,000,000 General Aggregate Limit (applying per project), and (iv) $2,000,000 Products and Completed Operations aggregate. Such COL policy shall have no deductible or self-insured retention greater than $25,000. Such deductible or self-insured retention shall be the responsibility of the Developer. Modified occurrence and claims-made policies are not allowed.

The Owner, its Members and Managers, and their respective Indemnified Parties shall be included as additional insureds for the operations or work performed by or on behalf of Developer for the Owner under this Agreement. Such liability coverage shall be primary and non-contributory as to any other liability insurance available to the Owner and the additional insureds. Additional insured coverage shall be provided to the fullest extent allowed under law. Developer's liability insurance shall be primary without right of contribution by any other insurance or self insurance maintained by or available to Owner, its Members and Managers or their affiliates.

The Developer's liability policy shall provide coverage for premises, operations, products and completed operations, personal and advertising injury, fire damage legal liability, cross- liability or severability of interests and contractual liability (also known as broad form contractual liability) for the assumption of tort liability in business contracts.

E-1

Such liability coverage shall not exclude coverage for the development and construction of residential multi-family apartment units, mixed commercial/residential apartment units, or not-for-sale townhomes.

(5)	Excess or Umbrella Liability:

Excess or Umbrella Liability Coverage excess of and following form of: (i) the Commercial General Liability coverage specified in paragraph (4) above, in the amount of at least $50,000,000 per occurrence and (ii) the Employers Liability and Automobile Liability coverage specified in paragraphs (2) and (3) above, in amount of at least $50,000,000 per occurrence . . In accordance with the requirements of the Commercial General Liability section above, and to the fullest extent allowed under law, the Owner, its Members and Managers and their respective Indemnified Parties shall be included as additional insureds. Such Excess or Umbrella Liability Coverage shall be primary and non contributory as to any other liability insurance available to the Owner and the additional insureds.

(6)	Completed Operations:

For the Commercial General Liability insurance required herein, including Umbrella and Excess liability insurance, completed operations coverage shall be carried for at least 10 years after the Completion Date or until the expiration of the statute of limitations or statute of repose for patent and latent construction defect claims, whichever is more. The insurance obligation contained herein shall continue as specified regardless of the extinguishment of other rights or duties under this Agreement by completion, termination or any other manner. This insurance shall be primary and non-contributory as to any other liability insurance available to Owner or its Members and Managers. Such completed operations coverage shall not exclude coverage for the development and construction of residential multi-family apartment units, mixed commercial/residential apartment units, or not-for-sale townhomes.

Cost of Insu rance:

Developer will be responsible for the cost of the Workers' Compensation and Employer Liability insurance and, unless coverage is provided through policies providing joint coverage to Owner and Developer, as provided below, Automobile Liability insurance. Owner will reimburse Developer for the cost of the Commercial General Liability, Excess or Umbrella Liability and Completed Operations insurance (unless coverage is provided through policies providing joint coverage to Owner and Developer, as provided below).

Joint Coverage:

The TCR Member (acting under the LLC Agreement) may arrange all or any or the insurance required of Developer through policies providing joint coverage for Owner and Developer in connection with the Project. If the TCR Member does so, Developer will not be required to maintain separate coverage for the risks so insure

E-2